Exhibit 10.1

STANDARD INDUSTRIAL NET LEASE

CENTER NAME:	6868 NANCY RIDGE

LANDLORD:	CANTA RANA RANCH, L.P.,
a California limited partnership

TENANT:	PHAGE BIOTECHNOLOGY CORPORATION
A Delaware corporation

STANDARD INDUSTRIAL NET LEASE

TABLE OF CONTENTS

1.	BASIC LEASE TERMS
	1.1	Address for Notice
	1.2	Description of Premises
	1.3	Commencement Date
	1.4	Lease Term
	1.5	Minimum Monthly Rent
	1.6	Security Deposit
	1.7	Tenant’s Percentage
	1.8	Permitted Use
	1.9	Tenant’s Guarantor
	1.10	Tenant’s Parking Spaces
	1.11	Landlord’s Broker/Tenant’s Broker
	1.12	Additional Provisions
	1.13	Exhibits

2.	LEASE OF PREMISES

3.	LEASE TERM
	3.1	Commencement
	3.2	Delay in Commencement
	3.3	Early Occupancy
	3.4	Partial Occupancy

4.	RENT
	4.1	Minimum Monthly Rent
	4.2	Lease Year
	4.3	Additional Rent
	4.4	Impounds
	4.5	Payment by EFT or ACH

5.	SECURITY DEPOSIT
	5.1	Amount of Security Deposit
	5.2	Use of Security Deposit

6.	OPERATING COSTS
	6.1	Payment of Operating Costs by Tenant
	6.2	Tenant’s Share
	6.3	Operating Costs
	6.4	Common Facilities

7.	MAINTENANCE AND REPAIRS
	7.1	Tenant’s Obligations
	7.2	Landlord’s Obligations
	7.3	Performance By Landlord

8.	REAL PROPERTY TAXES
	8.1	Payment of Real Property Taxes by Tenant
	8.2	Real Property Taxes Defined
	8.3	Personal Property Taxes

9.	INSURANCE
	9.1	Landlord’s Insurance
	9.2	Tenant’s Insurance
	9.3	Payment of Insurance Costs
	9.4	Waiver of Subrogation
	9.5	Tenant’s Use Not to Increase Premium

10.	UTILITIES

11.	USE
	11.1	Permitted Use
	11.2	Compliance with Legal Requirements
	11.3	Waste, Quiet Conduct
	11.4	Rules and Regulations
	11.5	Signs
	11.6	Parking
	11.7	Entry by Landlord

12.	ACCEPTANCE OF PREMISES; NONLIABILITY OF LANDLORD; DISCLAIMER
	12.1	Acceptance of Premises
	12.2	Landlord’s Exemption From Liability
	12.3	No Warranties or Representations
	12.4	Keys

13.	INDEMNIFICATION

14.	HAZARDOUS MATERIALS
	14.1	Definitions
	14.2	Use of Hazardous Materials
	14.3	Compliance With Laws; Handling Hazardous Materials
	14.4	Notice; Reporting; Notice Under Health and Safety Code Section 25359.7
	14.5	Indemnity
	14.6	Entry and Inspection; Cure
	14.7	Termination; Expiration
	14.8	Exit Assessment
	14.9	Event of Default
	14.10	Prior Conditions

15.	ALTERATIONS: LIENS
	15.1	Alterations by Tenant
	15.2	Permits and Governmental Requirements
	15.3	Liens
	15.4	Remodel

16.	DAMAGE AND DESTRUCTION
	16.1	Partial Damage
	16.2	Total Destruction
	16.3	Partial Destruction of Center or Building
	16.4	Insurance Deductible
	16.5	Damage Near End of Term
	16.6	Landlord’s Termination Notice; Effective Date; Relocation
	16.7	Rent Abatement
	16.8	Tenant’s Obligations
	16.9	Waiver of Inconsistent Statutes

17.	CONDEMNATION
	17.1	Effect on Lease
	17.2	Condemnation Award
	17.3	Waiver of Inconsistent Statutes

18.	ASSIGNMENT AND SUBLETTING
	18.1	Landlord’s Consent Required
	18.2	Landlord’s Election
	18.3	Costs; Transfer Fee
	18.4	Assumption; No Release of Tenant
	18.5	No Merger
	18.6	Reasonable Restriction

19.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE
	19.1	Subordination
	19.2	Attornment
	19.3	Estoppel Certificates
	19.4	Lease Term

20.	SURRENDER OF PREMISES
	20.1	Condition of Premises
	20.2	Removal of Certain Alterations, Fixtures and Equipment Prohibited
	20.3	Holding Over

21.	DEFAULT BY TENANT

22.	REMEDIES
	22.1	Termination of Lease
	22.2	Continuation of Lease
	22.3	Performance by Landlord
	22.4	Late Charge; Interest on Overdue Payments
	22.5	Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks

23.	DEFAULT BY LANDLORD
	23.1	Notice to Landlord
	23.2	Notice to Mortgagees
	23.3	Limitation on Remedies Against Landlord

24.	GENERAL PROVISIONS
	24.1	Action or Defense by Tenant
	24.2	Arbitration and Mediation; Waiver Of Jury Trial
	24.3	Attorneys’ Fees
	24.4	Authority of Landlord and Tenant
	24.5	Binding Effect; Parties Benefited
	24.6	Brokers
	24.7	Construction
	24.8	Counterparts
	24.9	Covenants and Conditions
	24.10	Entire Agreement
	24.11	Exhibits
	24.12	Financial Statements
	24.13	Force Majeure
	24.14	Governing Law
	24.15	Joint and Several Liability
	24.16	Modification
	24.17	Modification for Lender
	24.18	Nondiscrimination
	24.19	Notice
	24.20	Partial Invalidity
	24.21	Quiet Enjoyment
	24.22	Recording; Non-Disclosure

	24.23	Relationship of the Parties
	24.24	Relocation of Tenant
	24.25	Time of the Essence
	24.26	Transfer of Landlord’s Interest
	24.27	Waiver
	24.28	OFAC Certification

25.	LANDLORD AS CO-OWNERSHIP

26.	OPTION TO RENEW
	26.1	Option Notice
	26.2	Extension Term
	26.3	Non-Transferable
	26.4	No Right to Exercise Option

27.	CONFIDENTIALITY

Exhibit “A” –	Site/Floor Plan of Premises/Description of Center
Exhibit “B” –	Rules and Regulations
Exhibit “C” –	Sign Criteria
Exhibit “D” –	Work Letter (Landlord Build with Allowance)
Exhibit “E” –	Standard Lease Guaranty
Exhibit “F” –	Estimate of Additional Rent
Exhibit “G” –	Approved Form of Letter of Credit

STANDARD INDUSTRIAL NET LEASE

This STANDARD INDUSTRIAL NET LEASE (“Lease”), dated for reference purposes only March 15, 2006, is entered into by CANTA RANA RANCH, L.P., a California limited partnership (“Landlord”), and PHAGE BIOTECHNOLOGY CORPORATION, a Delaware corporation (“Tenant”).

1.	BASIC LEASE TERMS

The basic terms of the Lease set forth in this Article 1 shall be read in conjunction with the other Articles of this Lease, which define and explain the basic terms.

1.1 Address for Notice (see Section 24.19):

Landlord:	11750 Sorrento Valley Road, Suite 209 San Diego, California 92121 Attention: [6868 Nancy Ridge] Property Management

Tenant:	101 Academy Ste 120 Irvine, CA 92617

1.2 Description of Premises:

Center Name:	6868 Nancy Ridge

Address:	6868 Nancy Ridge Drive
San Diego, California 92121

Suite/Unit:	100

Approximate Rentable Square Footage (see Exhibit ”A”): 7,575*

*	The Approximate Rentable Square Footage of the Premises, as stated herein, is comprised of the following: (i) approximately 5,742 rentable square feet (“RSF”) of lab and manufacturing space (“lab space”), and (ii) 1,833 RSF of shell space to be immediately converted to office space (“office space”), for a total of approximately 7,575 RSF. Tenant shall occupy the lab space at the Commencement Date (defined below) of the Lease. Tenant shall occupy the office space upon Substantial Completion (defined herein) of the office space improvements. Tenant shall not be required to pay any Minimum Monthly Rent during the Lease Term for the office space until Substantial Completion of the office space improvements. “Substantial Completion” shall mean the earlier of (i) Tenant’s receipt of a certificate of occupancy for the office space, or (ii) Tenant’s occupancy of the office space and commencement of its operations therefrom, as distinguished from occupancy for completion of office space improvements, including installation of furnishings, fixtures and equipment

1.3 Commencement Date: March 15, 2006.

1.4 Lease Term (see Article 3): Approximately eighty-seven (87) months, beginning on the Commencement Date and ending on the last day of the calendar month seven (7) years after the Commencement Date (the “Expiration Date”).

1.5 Minimum Monthly Rent: $16,665.00 per month ($2.20 per RSF per month) for the first Lease Year, as provided in Article 4. The Minimum Monthly Rent shall be increased on the first day of the second (2nd) Lease Year and each first day of each succeeding Lease Year by four percent (4%) of the Minimum Monthly Rent in effect immediately prior to the date of such adjustment. The Minimum Monthly Rent during the first Lease Year is obtained by multiplying the approximate rentable square footage of the lab space of Suite 100 (i.e., 5,742 RSF) by $2.20 per RSF, for a total of $12,632.40 until Substantial Completion of the office space. Upon Substantial Completion of the office space and throughout the initial Lease Term, the Minimum Monthly Rent shall solely be based upon the approximate square footage of Suite 100 (i.e., 7,575 RSF). Tenant shall not be required to pay any Minimum Monthly Rent and Additional Rent during the Lease Term for the office space until Substantial Completion of the office space improvements. In addition, upon Substantial Completion of the office space improvements, the Minimum Monthly Rent applicable to the Premises shall be abated for the first three months following Substantial Completion thereof.

1.6 Security Deposit: $72,000.00, consisting of a cash security deposit equal to four (4) months of Minimum Monthly Rent. If Guarantor (defined below) elects to exercise its option to terminate the guaranty (subject to Tenant establishing Five Million Dollars ($5,000,000.00) cash on Tenant’s bank account statement and balance sheet – see Exhibit “E”), then in that event, Tenant shall post an additional $72,000.00 to the Security Deposit for a total of $144,000.00 cash security deposit. In such event, Tenant shall have the right to replace the entire cash security deposit for of $144,000.00 with an irrevocable, clean sight letter of credit issued by a bank reasonably acceptable to Landlord. (see Article 5).

1.7 Tenant’s Percentage (see Article 6): 38%. Tenant’s Percentage, as calculated herein, is based upon the Approximate Rentable Square Footage of the entire Premises, as stated in Section 1.2. * The 38% consists of 29% for the lab plus 9% for the office space. Each to commence upon the Tenant taking possession and occupancy.

1.8 Permitted Use (see Article 11): Pharmaceutical research and development, pharmaceutical and chemical manufacturing, general office, and other legal related uses, and for no other use.

1.9 Tenant’s Guarantor (If none, so state): Cardiovascular BioTherapeutics, Inc., a Delaware corporation (see Exhibit “E”).

1.10 Tenant’s Parking Spaces (Unassigned) (see Section 11.6): 26, which is based upon a ratio of 3.5 spaces per every 1,000 square feet of leased premises.

1.11 Landlord’s Broker (If none, so state): Burnham Real Estate

Tenant’s Broker (If none, so state): Burnham Real Estate

1.12 Additional Provisions: The following additional provisions are attached to and made a part of this Lease (if none, so state): None.

1.13 Exhibits: The following Exhibits are attached to and made a part of this Lease:

Exhibit “A” -	Description of Premises
Exhibit “B” -	Rules and Regulations
Exhibit “C” -	Sign Criteria
Exhibit “D” -	Work Letter (Landlord Build with Allowance)
Exhibit “E” -	Standard Lease Guaranty
Exhibit “F” -	Estimate of Additional Rent
Exhibit “G” -	Approved Form of Letter of Credit

2.	LEASE OF PREMISES

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (the “Premises”) described in Section 1.2, which Premises are indicated on the site/floor plan attached as Exhibit ”A”. The Premises are part of the office or industrial center identified in Section 1.2 (the “Center”). The approximate Rentable Square Footage identified in Section 1.2 is a measurement of the leaseable floor area of the Premises, as determined by Landlord and applied on a consistent basis throughout the Center. As used herein, the term “Building” means the building of which the Premises are a part; if the Premises encompass the entire Building, then the terms “Premises” and “Building” shall have the same meanings. Landlord shall deliver the Premises to Tenant clean and free of debris on the Commencement Date and warrants to Tenant that the existing plumbing; electrical systems; fire sprinkler system; lighting; heating, ventilation and air conditioning systems; and roof (collectively, the “Major Systems”), if any, in the Premises, other than those constructed by Tenant, shall be in good operating condition on the Commencement Date.

3.	LEASE TERM

3.1 Commencement. The term of this Lease (the “Lease Term”) shall commence on the Commencement Date stated in Section 1.3, and shall continue for the period stated in Section 1.4, unless sooner terminated pursuant to any provision of this Lease.

3.2 Delay In Commencement. If Landlord cannot deliver possession of the Premises defined in Section 1.2 on the Commencement Date specified in Section 1.3 for any reason, Landlord shall not be subject to any liability therefor. Such nondelivery shall not affect the validity of this Lease or the obligations of Tenant hereunder. However: (a) Tenant shall not be obligated to pay rent until possession of the Premises is delivered to Tenant, (b) if possession of the Premises defined in Section 1.2 not delivered to Tenant within thirty (30) days of the Commencement Date, the last day of the Lease Term shall be extended by the total number of days that possession is so delayed, plus the minimum number of additional days necessary to make the Expiration Date the last day of a calendar month, and (c) if Landlord has not delivered possession of the Premises defined in Section 1.2 within ninety (90) days after the Commencement Date, Tenant may elect to terminate this Lease by delivering written notice to Landlord within ten (10) days thereafter, in which event the parties shall be discharged from all further obligations hereunder. Landlord shall return the full deposit defined under Article 5, for any termination made pursuant to this Section 3.2.

3.3 Early Occupancy. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions of this Lease. Such occupancy shall not advance the Expiration Date. Tenant shall pay Minimum Monthly Rent at the rate in effect for the first Lease Year, Additional Rent and all other charges required hereunder for such early occupancy period.

3.4 Partial Occupancy. On the Commencement Date, Tenant shall be entitled to occupy a portion of the Premises (defined in Section 1.2 as the lab space). Until Substantial completion to that portion of the Premises defined in Section 1.2 as the office space, Tenant shall not be required to pay any Minimum Monthly Rent (as defined in Section 4.1) or any Operating Costs (as defined in Section 6.3) for the office space. Upon Substantial Completion of the office space improvements, Tenant shall be required to pay Minimum Monthly Rent and Operating Costs for the entire Premises, as described herein, subject to the provisions of Section 1.5.

4.	RENT

4.1 Minimum Monthly Rent. Tenant shall pay minimum monthly rent (“Minimum Monthly Rent”) in the initial amount stated in Section 1.5. The Minimum Monthly Rent shall be increased as set forth in Section 1.5 and/or elsewhere in this Lease. Tenant shall pay the Minimum Monthly Rent on or before the first day of each calendar month, in advance, at the office of Landlord or at such other place designated by Landlord, without deduction, offset or prior demand. If the Commencement Date is not the first day of a calendar month, the rent for the partial month at the beginning of the Lease Term shall be prorated on a per diem basis and shall be due on the first day of such partial month. Upon execution of this Lease, and before the Commencement Date, Tenant shall pay to Landlord the aggregate of the first month’s Minimum Monthly Rent calculated solely as to the lab space, the first month’s Monthly Impound Payment (see Section 4.4), and the Security Deposit (see Section 5).

4.2 Lease Year. As used in this Lease, the term “Lease Year” means (i) the first period of twelve (12) full calendar months following the Commencement Date (including, if the Commencement Date is not the first day of a calendar month, the period between the Commencement Date and the next first day of the month), (ii) each period of twelve (12) full calendar months thereafter, and (iii) any remaining period at the end of the Lease Term of less than twelve (12) full calendar months.

4.3 Additional Rent. All charges payable by Tenant for Operating Costs (Article 6), Maintenance and Repairs (Article 7), Real Property Taxes (Article 8), Insurance Costs (Article 9), and Utilities (Article 10) are hereinafter referred to herein as “Additional Rent.” All Minimum Monthly Rent, Additional Rent, and all other charges and monetary amounts due Landlord from Tenant under this Lease or otherwise shall constitute “rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid by Tenant, without limitation or offset, after Tenant’s receipt of a statement from Landlord. Except as expressly stated otherwise, if any Minimum Monthly Rent is abated or waived pursuant to another specific term of this Lease or in any separate agreement, it is understood that such abatement or waiver shall apply only to the Minimum Monthly Rent, and Tenant shall be obligated to pay all Additional Rent and other charges (including the applicable impounds thereof) during such periods of abatement or waiver of Minimum Monthly Rent. * (see previous page)

4.4 Impounds. Landlord shall have the right, but not the obligation, to collect and impound, in advance, any or all components of Additional Rent based upon Landlord’s reasonable estimate of Tenant’s future liability for such amounts under this Lease. Landlord shall initially establish the monthly amount of such impound (“Monthly Impound Payments”), based upon its estimate of one-twelfth of Tenant’s annual liability therefor. Landlord shall have the right at any time to adjust the amount of the Monthly Impound Payment upon notice to Tenant. The Monthly Impound Payment shall be due and payable on the first day of each month throughout the Lease Term. Any failure to pay the Monthly Impound Payment when due shall be considered a failure to pay rent when due under Section 21.1 and other relevant provisions of this Lease, and shall entitle Landlord to exercise any or all of its remedies available in the same manner as for the failure to pay rent. Upon the occurrence of any Event of Default by Tenant hereunder, Landlord shall have the right to apply all unapplied amounts of Monthly Impound Payments to Tenant’s default. Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant an accounting of Tenant’s actual Share of Additional Rent and the estimated amounts of Monthly Impound Payments previously paid by Tenant. During the Term, Tenant and its accountants and agents may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within sixty (60) days after receipt of such accounting, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to both parties, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and it shall be subject to such confidentiality agreement. In the event of a dispute between Landlord and Tenant relating to the accounting or any charges imposed on Tenant pursuant thereto, the confidentiality agreement shall not preclude Tenant from including any such accounting in any action asserting relief therefrom. If Tenant fails to object to Landlord’s determination of Expenses within ninety (90) days after receipt, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. Any overpayment by Tenant shall be credited against next Monthly Impound Payments due hereunder, or, if the Term has expired, shall be remitted to Tenant. Tenant shall pay the amount of any underpayment within fifteen (15) days after receipt of the accounting. Tenant acknowledges that the Monthly Impound Payments are estimates only and not a representation of the amount of Tenant’s ultimate liability for Additional Rent

4.5 Payment by EFT or ACH. At Landlord’s election, and upon at least thirty (30) days’ notice to Tenant, Landlord may require that all payments of Minimum Monthly Rent, Additional Rent and other amounts due hereunder be made in immediately available funds or by wire transfer by electronic fund transfer through the Automated Clearing House network or any similar system designated by Landlord (“ACH”). Such payments shall be initiated by Tenant or Landlord, at Landlord’s election, to an account designated from time to time by Landlord at an ACH member bank for settlement not later than 12:00 o’clock noon, San Diego, California time, on the dates such sums or payments are respectively due. Any payment received after such time shall be deemed to have been made after the due date.

5.	SECURITY DEPOSIT

5.1 Amount of Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the amount specified in Section 1.6 (the “Security Deposit”), to be held by Landlord, without liability for interest, as security for Tenant’s performance of its obligations under this Lease. The Security Deposit shall consist of a cash security deposit of $72,000.00. If the Standard Lease Guaranty is terminated pursuant to the terms of the Standard Lease Guaranty (See Exhibit “E”), Tenant’s Security Deposit, as set forth in Section 1.6, throughout the remaining Lease Term, and any extensions thereof, shall be increased by an additional $72,000.00 for an aggregate cash deposit of $144,000.00.

5.2 Use of Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Landlord may apply all or a part of the Security Deposit to any unpaid rent (including unpaid Additional Rent or Monthly Impound Payments) or other monetary payments due from Tenant or to cure any other default of Tenant hereunder and to compensate Landlord for all damage and expense sustained as a result of such default. If all or any portion of the Security Deposit is so applied, Tenant shall deposit cash sufficient to restore the Security Deposit to its original amount within fifteen (15) days after receipt of Landlord’s written demand. If Tenant fully and faithfully performs each of its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of the later of the expiration or earlier termination of this Lease or the vacation of the Premises by Tenant. At Landlord’s request, Tenant shall accompany Landlord or Landlord’s representative on a “walk-through” of the Premises prior to Landlord’s return of the Security Deposit.

5.3 Letter of Credit. If the Standard Lease Guaranty is terminated pursuant to the terms of the Standard Lease Guaranty (See Exhibit “E”), Tenant shall increase the Security Deposit by additional $72,000.00 either by cash deposit or a letter of credit. Such Letter of Credit shall be issued by a financial institution in a form and substance acceptable to Landlord (with the form attached hereto as Exhibit “H” being acceptable). The Letter of Credit shall have an original term of no less than one year with provisions for extensions unless sixty (60) days prior written notice is given to Landlord by the issuing bank. The Letter of Credit shall provide for partial draws. Except as provided below, Tenant shall keep the Letter of Credit, at its expense, in full force and effect throughout the Lease Term. Upon the happening of any “Draw Event” (as defined below), Landlord or its assignee, at its option, may present its written demand for payment of the entire face amount of the Letter of Credit and the funds so obtained shall become due and payable to Landlord or its assignee to be applied pursuant to the provisions of this Lease. A “Draw Event” shall mean any of the following: (i) Tenant becomes or is the subject of any bankruptcy, insolvency or similar proceeding or event, (ii) an Event of Default occurs under the Lease (as defined in Article 21); or (iii) the Letter of Credit is not extended or replaced within thirty (30) days prior to its expiration (which non-renewal itself shall constitute an Event of Default under the Lease immediately without further notice).

6.	OPERATING COSTS

6.1 Payment of Operating Costs by Tenant. Tenant shall pay its Share of Operating Costs to Landlord on a monthly or other periodic basis selected by Landlord. Tenant shall pay the amount of such Share to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, after receipt of a statement from Landlord.

6.2 Tenant’s Share. Tenant’s “Share” (sometimes referred to as “Pro Rata Share”) is the percentage or proportion of the various components of Additional Rent and certain other charges for which Tenant is responsible under this Lease. Tenant’s Share for each such component shall be Tenant’s Percentage as stated in Section 1.7, unless Landlord determines that another percentage or proportion would be equitable based on factors such as Tenant’s use of such in excess of its Percentage, such component of Additional Rent applies to some but not all of the Center, or factors set forth elsewhere in this Lease. Tenant’s Percentage represents the approximate current ratio of the Rentable Square Footage of the Premises (identified in Section 1.2) to the total Rentable Square Footage of the Center, as determined by Landlord from time to time. Changes in Rentable Square Footage shall be effective on the first day of the first calendar month following the change.

6.3 Operating Costs. “Operating Costs” includes all costs of operating, managing, repairing, replacing, and maintaining the Common Facilities, including without limitation: gardening and landscaping; the cost of public liability, property damage and other insurance applicable to the Common Facilities, including any deductibles thereunder; Real Property Taxes applicable to the Common Facilities; utilities; line painting and parking lot repairs; roof repairs; lighting; trash and refuse removal; supplies; equipment; exterior painting; capital improvements (including without limitation the costs of roof, parking lot and underground utilities replacements); the costs of altering, improving, renovating, upgrading or retrofitting any portion of the Common Facilities to comply with all laws, regulations and governmental requirements applicable to the Center (including without limitation those related to disabled persons, hazardous materials, lighting upgrades, sprinkler and energy-saving retrofits); security service; property management costs and administrative fees; bookkeeping services; labor; and the cost of personnel to implement such services and to direct parking. In lieu of including the entire amount of any such expense in Operating Costs in any one period, Landlord, at its election, may spread the inclusion of, or may amortize, any such expenses, or a reasonable reserve for anticipated expenses, in Operating Costs over such multiple periods as Landlord shall determine. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Operating Costs, Landlord may either include in Operating Costs or cause to be billed to Tenant along with Operating Costs and Taxes but as a separate item), Tenant’s Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably anticipated to reduce operating expenses, and (ii) subject to the provisions of Section 11.2, other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Center at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord. Notwithstanding the foregoing, Operating Expenses shall not include the following: (1) depreciation on the Building or equipment or systems therein (except to the extent otherwise provided above); (2) debt service; (3) rental under any ground or underlying lease; (4) interest (except to the extent otherwise provided above); (5) Real Property Taxes (as hereinafter defined); (6) attorney’s fees and expenses incurred in connection with lease negotiations with prospective Building tenants; (7) capital expenditures except as expressly provided in this Lease; (8) the cost of tenant improvements, including but not limited to the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (9) executive salaries; (10) advertising; and (11) real estate broker’s or other leasing commission.

6.4 Common Facilities. Common Facilities” (sometimes referred to herein as “Common Areas”) means all areas, facilities, utilities, equipment and services provided by Landlord for the common use or benefit of the occupants of the Center and their employees, agents, customers and other invitees, including without limitation, if the same exist: buildings, building lobbies, common corridors and hallways, restrooms, pedestrian walkways, driveways and access roads, access facilities for disabled persons (including elevators), truck serviceways, loading docks, garages, driveways, parking lots, landscaped areas, mechanical equipment yards, stairways, elevators, retaining walls, all areas required to be maintained under the conditions of governmental approvals for the Center, and other generally understood public or common areas. All Common Facilities shall at all times be subject to the exclusive control and management of Landlord. Landlord reserves the right to relocate, alter, improve, or adjust the size and location of any Common Facilities from time to time without liability to Tenant. Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Common Facilities. Landlord shall have the right to construct, maintain and operate lighting facilities on the Common Facilities; to police the same; from time to time to change the area, level, location and arrangement of parking areas and other facilities; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close all or any portion of the Common Facilities to such extent; to close temporarily all or any portion of the Common Facilities for any reason, including for the purpose of preventing a dedication thereof or the accrual of any rights to any person or the public therein; and to do and perform such other acts in and to the Common Facilities which Landlord shall determine, using good business judgment, to be advisable to improve the convenience and use thereof by tenants, their officers, agents, employees and customers. Subject to the foregoing, all Common Facilities not within the Premises, which Tenant may use under a revocable license, on a nonexclusive basis in common with other tenants, and if any such license is revoked, or if the amount of such areas is diminished, Landlord shall not be subject to any liability and Tenant shall not be entitled to any compensation or abatement of rent, nor shall such revocation or diminution be deemed constructive or actual eviction.

7.	MAINTENANCE AND REPAIRS

7.1 Tenant’s Obligations. Except as provided in Section 7.2, Tenant, at its sole cost, shall keep the Premises in good and tenantable condition during the Lease Term, including without limitation: all nonstructural, interior and exterior areas; landscaped areas not part of the Common Facilities; all heating, ventilation and air conditioning systems and equipment; all glass, glazing, windows, window moldings, partitions, doors and door hardware; all interior painting; all fixtures and appurtenances in the Premises or exclusively serving the Premises including electrical, lighting and plumbing fixtures; and all other portions of the Premises seen or unseen. If any portion or element of the Premises, or the other systems or equipment for which Tenant is responsible hereunder cannot be fully repaired, Tenant shall promptly replace the same at its sole cost and expense regardless of whether the benefit of such replacement extends beyond the Lease Term, provided however, if any replacement involves an improvement specific and unique to Tenant’s use of the Premises, then Tenant shall be fully responsible for the costs of replacement thereof, and, if such replacement is not specific and unique to the use of the Premises by Tenant, then Tenant shall be responsible to effect such replacement, and the cost of such expenditure shall be amortized over such useful life as Landlord shall reasonably determine. It is the intention of Landlord and Tenant that Tenant shall maintain the Premises, at all times during the Lease Term, in a fully operative condition and substantially in the condition as first delivered to Tenant, at Tenant’s expense. As such, Tenant, at its sole expense, shall be exclusively responsible for all interior maintenance and janitorial service for the Premises. If any heating and air conditioning system or equipment exclusively serves the Premises, Tenant shall additionally obtain and keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating and air conditioning system (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating and air conditioning contractor acceptable to Landlord. Prior to April 1 of each calendar year, Tenant shall deliver Landlord written confirmation from such contractor verifying that such a contract has been entered into and that the required service will be provided. Notwithstanding the foregoing, Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for preventive maintenance and repair of the heating and air conditioning system, at Tenant’s sole cost and expense.

7.2 Landlord’s Obligations. Landlord shall repair and maintain the Common Facilities, the roof, the exterior walls, the foundations and structural portions of the Premises and the Building. Tenant shall pay (a) its Share of the costs of such maintenance, (b) the full amount of any maintenance and repairs necessitated by any act, omission, conduct or activity of, or breach of this Lease by, Tenant or any of Tenant’s officers, agents, customers or invitees (plus fifteen percent (15%) of the cost thereof to reimburse Landlord for overhead); and (c) any maintenance and repairs necessitated by breaking and entering of the Premises. Tenant shall pay its Share of such maintenance and repair costs incurred by Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, after receipt of a statement from Landlord. Except to the extent contemplated in Section 16 hereof, there shall be no abatement of rent, and no liability of Landlord, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements to any portion of the Premises or the Center. Tenant expressly waives all rights to make repairs at the expense of Landlord or deduct any amounts from rent as provided in any statute or ordinance now or hereafter in effect, including its rights under the provisions of California Civil Code Sections 1941 and 1942. Landlord’s obligations under this Section are not intended to alter or modify in any way the provisions of Article 12.

7.3 Performance By Landlord. If Tenant refuses or neglects to perform its maintenance obligations hereunder to the reasonable satisfaction of Landlord, Landlord shall have the right (but not the obligation), upon ten (10) days’ prior notice to Tenant, to enter the Premises and perform such repairs and maintenance on behalf of Tenant. Landlord shall also have the right (but not the obligation), without prior notice to Tenant, to correct or remove any dangerous or hazardous condition, to repair the heating, ventilation, air conditioning or plumbing systems, to correct, repair or bring into legal compliance any fire or other life safety systems of the Premises, and to repair or replace any broken glass or glazing, if Tenant fails to correct or repair the same within twenty-four (24) hours after the need arises. Landlord shall not be liable to Tenant for any loss or damage to Tenant’s merchandise, fixtures, or other property or to Tenant’s business in connection with Landlord’s performance hereunder, and Tenant shall pay Landlord’s costs plus fifteen percent (15%) of such amount for overhead, upon presentation of a statement therefor. Tenant shall also pay interest at the rate provided in Section 22.4 from the date of demand for payment of repairs by Landlord, which demand shall be accompanied by invoices marked “paid” reflecting the repair work completed by Landlord, to the date paid by Tenant. In the event that Landlord fails to perform its obligations under this Section in a timely fashion, Tenant shall provide Landlord with ten (10) days written notice of Tenant’s intention to perform such repairs. Landlord, at its option, may approve or disapprove of Tenants proposed repairs during the ten (10) day time period. If Landlord disapproves Tenant’s request, Tenant shall not be permitted to make any of the repairs, unless the failure to affect such repairs provides a substantial risk to Tenant’s operations within the Premises. In the event that Landlord fails to respond during the ten (10) day time period, such failure to respond shall be deemed to be Landlord’s approval of Tenant’s right to make the proposed repairs at Landlord’s expense. Tenant shall not be entitled to deduct the cost of any repairs made pursuant to this Section from the Minimum Monthly Rent or any Additional Rent due and owing under this Lease. Rather, Tenant shall be required to submit to Landlord any invoices for payment of the repairs to the address specified in Section 1.1, which amounts shall be paid immediately, or if not paid, shall bear interest at the rate provided in Section 22.4 hereof.

8.	REAL PROPERTY TAXES

8.1 Payment of Real Property Taxes by Tenant. Tenant shall pay all Real Property Taxes applicable to the Premises during the Lease Term. If the Premises are not separately assessed, Tenant shall pay its Share thereof as equitably determined by Landlord based upon the Rentable Square Footage of the Premises compared to the total Rentable Square Footage covered by the tax bill, the respective valuations assigned in the assessor’s worksheet, and/or or other relevant factors. Tenant shall pay its Share of Real Property Taxes to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, after receipt of a statement from Landlord.

8.2 Real Property Taxes Defined. “Real Property Taxes” means all taxes, assessments, levies, fees and other governmental charges levied on or attributable to the Premises or any part thereof, including without limitation: (a) real property taxes and assessments levied with respect to all or a portion of the Premises, (b) assessments, charges and fees charged by governmental agencies or districts for services or facilities provided to the Premises, (c) transfer, transaction, rental, gross receipts, license or similar taxes or charges measured by rent received by Landlord, excluding any federal or state income, franchise, estate or inheritance taxes of Landlord, (d) taxes based upon a reassessment of the Premises due to a transfer or change of ownership, and (e) any assessment, charge or fee that is a substitute in whole or in part for any tax now or previously included within the definition of Real Property Taxes. If Landlord elects to contest an assessment of any Real Property Taxes, Landlord shall have the right to recover its actual costs of such contest (including attorneys’ fees and costs) as part of Real Property Taxes, but only to the extent such contest has resulted in a reduction of Real Property Taxes. Tenant shall not be entitled to the benefit of any reduction, refund, rebate or credit accruing or payable to Landlord prior to the commencement of or after the expiration or other termination of the Lease Term.

8.3 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall attempt to have such personal property taxed separately from the Premises. If any such taxes on Tenant’s personal property are levied against Landlord or the Premises, or if the assessed value of the Premises is increased by inclusion of a value placed upon such personal property of Tenant, then: (a) Landlord, after written notice to Tenant, shall have the right to pay the taxes levied against Landlord, or the taxes based upon such increased valuation, but under protest if so requested by Tenant in writing, and (b) Tenant shall pay to Landlord the taxes levied against Landlord, or the taxes resulting from such increased valuation, after Tenant’s receipt of a written statement from Landlord.

9.	INSURANCE

9.1 Landlord’s Insurance. During the Lease Term, Landlord shall maintain insurance covering loss or damage to the Premises and Center (excluding Tenant’s Alterations, fixtures, equipment and personal property), insuring against any or all risks of physical loss (and including, at Landlord’s option, flood, earthquake, and boiler and machinery coverage), with the scope and amounts of such coverage as determined by Landlord. Said insurance shall provide for payment of loss thereunder to Landlord or to the holder of a first mortgage or deed of trust on the Premises. Landlord may also maintain during the Lease Term, as part of its casualty insurance, a policy of rental income insurance covering a period of one (1) year, with loss payable to Landlord. Landlord may also maintain (but shall not be required to maintain) liability and other insurance (including environmental insurance) as Landlord, at its sole option, may elect to maintain. Landlord shall maintain public liability insurance for Common Facilities.

9.2 Tenant’s Insurance.

(a) Tenant shall carry, at Tenant’s sole expense, insurance against any or all risks of physical loss in an amount adequate to cover the cost of replacement of all of Tenant’s Alterations, trade fixtures, equipment and personal property. If Tenant’s insurance does not otherwise cover losses caused by breakage or other malfunction of any of Tenant’s machinery or equipment used by Tenant in the Premises, then Tenant shall carry equipment breakdown insurance (so called boiler and machinery insurance) covering Tenant’s equipment and machinery (including any heating, ventilation and air conditioning systems, electrical equipment, and the like). Tenant acknowledges that Landlord’s insurance is not intended to cover Tenant’s Alterations, trade fixtures, equipment, and personal property. If the Premises contain any plate glass, Tenant shall carry plate-glass insurance covering all plate glass on the Premises at full replacement cost. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 16, whereupon any insurance proceeds covering any of Tenant’s Alterations, fixtures, equipment and personal property that Tenant is required to leave in the Premises at the expiration or earlier termination of the Lease Term under Article 20 shall be payable to Landlord.

(b) Tenant shall carry, at Tenant’s sole expense, comprehensive or commercial general liability insurance, fully covering any and all claims arising from personal injury, death, and/or property damage occurring in or about the Premises or the Center. Such liability insurance shall include without limitation bodily injury (including wrongful death), property damage, advertising injury, personal injury and contractual liability coverages (including Tenant’s indemnification obligations under Article 13), independent contractors, owned, nonowned, and hired vehicle liability and, if alcoholic beverages are served, sold, consumed or obtained in the Premises, liquor-law liability. The initial limit to Tenant’s insurance broker of such insurance shall be at least $3,000,000 combined single liability limit if the Rentable Square Footage of the Premises (as indicated in Section 1.2) exceeds 3,000 square feet, or $2,000,000 combined single liability limit if such Rentable Square Footage is 3,000 square feet or less. Such liability insurance limit shall be subject to periodic increase, at Landlord’s election, based upon inflation, increased liability awards, lender requirements, the recommendations of Landlord’s professional insurance advisors, and other relevant factors. Tenant shall also, at its sole cost and expense, obtain worker’s compensation coverage in an amount adequate to comply with law, and employer’s liability coverage with a limit of not less than $2,000,000. If Tenant’s use of the Premises involves any use, generation, manufacturing, storage or disposal of any Hazardous Materials, or if any of Tenant’s activities increases any risk of any liability to Tenant or Landlord under Hazardous Materials Laws, Tenant shall carry such environmental insurance as may be reasonably required by Landlord or Landlord’s lender. Tenant shall, at Tenant’s sole expense, maintain such other liability insurance as Tenant reasonably deems necessary to protect Tenant.

(c) Each policy of insurance required to be carried by Tenant hereunder shall (i) name Landlord, Landlord’s lender and Landlord’s property manager (if any) as additional insureds, (ii) contain cross-liability and contractual liability provisions, (ii) provide that no cancellation or reduction in coverage shall be effective until thirty (30) days after written notice to Landlord and Landlord’s lender, (iii) be issued by an insurer licensed in California and reasonably approved by Landlord, (iv) not exclude coverage for acts of terrorism, and (iv) be primary and noncontributory to any insurance carried by Landlord, regardless of the absence of negligence or other fault of Tenant for alleged injury, death and/or property damage. The deductible or self-insured retention on any insurance required to be carried by Tenant hereunder shall not exceed, without the prior written consent of Landlord, Five Thousand Dollars ($5,000) per occurrence. Tenant shall be responsible for the payment of the full amount of any deductible or self-insured retention on its insurance. No insurance carried or required to be carried by Tenant, nor the amount or limits thereof, shall limit Tenant’s liability nor relieve Tenant of any obligation under this Lease.

(d) Each policy of insurance required to be carried by Tenant hereunder shall be obtained by Tenant and maintained in full force and effect throughout the Lease Term and any other period of Tenant’s actual or constructive possession of the Premises. Prior to the Commencement Date or any earlier taking of possession of any part of the Premises, Tenant shall deliver to Landlord (i) an ACORD Form 27 certificate (or such other certificate providing the greatest protection to Landlord reasonably available) evidencing all insurance required to be maintained by Tenant and identifying all additional insureds required to be so designated under the terms of this Lease, and (ii) all additional insured endorsements provided by the insurer in favor of Landlord, Landlord’s property manager and Landlord’s lender as required by this Lease. Tenant shall deliver evidence of a renewal of each required policy, together with all required endorsements, at least thirty (30) days prior to expiration thereof. Tenant shall permit Landlord at all reasonable times to inspect the policies of insurance, and shall deliver copies thereof to Landlord within ten (10) days after Landlord’s request therefor. Tenant shall be in material breach of this Lease if Tenant fails to obtain the insurance required under this Section, or if Tenant obtains insurance with terms, conditions and/or exclusions that are inconsistent with the requirements and terms of this Lease.

9.3 Payment of Insurance Costs. Tenant shall pay directly all premiums for its liability insurance required under Section 9.2 and for all other insurance Tenant elects to carry. Tenant shall pay its Share of the premiums for the insurance policies carried by Landlord described in this Article or elsewhere in this Lease (“Insurance Costs”). If the Lease Term expires before the expiration of any such insurance policy, Tenant’s liability for premiums shall be prorated on an annual basis. Tenant shall pay its Share of Insurance Costs to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Landlord. If any insurance policy maintained by Landlord covers property other than the Center (under a so-called “blanket” policy or otherwise), Landlord shall reasonably apportion the premium therefor among the properties so covered. In addition, Tenant shall pay its Share of any deductible amount under Landlord’s insurance policies after receipt of a statement from Landlord. Tenant’s Share of any such deductible shall be equitably determined by Landlord based upon, among other factors, the Rentable Square Footage of the Premises affected compared to the Rentable Square Footage of all other affected areas in the Center, and the Replacement Cost (as defined in Section 16.1) applicable to the damage to the Premises compared to that applicable to all other affected areas. Landlord shall provide Tenant with a Certificate of Insurance identifying Landlord’s insurer, policy number and separately stated value for the Center.

9.4 Waiver of Subrogation. So long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

9.5 Tenant’s Use Not to Increase Premium. Tenant shall not keep, use, manufacture, assemble, sell or offer for sale in or upon the Premises any article that may be prohibited by, or that might invalidate, in whole or in part, the coverage afforded by, a standard form of fire or all risk insurance policy. Tenant shall pay the entire amount of any increase in premiums that may be charged during the Lease Term for the insurance that may be maintained by Landlord on the Premises or the Center resulting from the type of materials or products stored, manufactured, assembled or sold by Tenant in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule issued by the entity making the insurance rate on the Premises showing the various components of such rate shall be conclusive evidence of the items and charges that make up the fire insurance rate on the Premises.

10.	UTILITIES

Tenant shall pay the cost of all water, gas, heat, light, power, sewer, telephone, refuse disposal, and all other utilities and services supplied to the Premises. Tenant shall make payments for all separately metered utilities, when due, directly to the appropriate supplier. Landlord shall have the right to require Tenant to install, at Tenant’s sole expense, separate meters (or other submeter, device or monitor for the measurement of utility usage) for any utility for which a separate meter is not installed as of the Commencement Date. If any utilities or services are not separately metered or monitored with respect to the Premises, Tenant shall pay its Share thereof to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, after receipt of a statement from Landlord. Landlord represents that it will take all necessary actions required to bring utilities to the Premises, provided however, that Landlord shall in no way be liable or responsible for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Premises. Landlord makes no representation or warranty as the suitability of the utility service for Tenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant of any of its obligations under the Lease. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate the rent due hereunder.

11.	USE

11.1 Permitted Use. The Premises shall be used and occupied only for the permitted uses specified in Section 1.8, and shall not be used or occupied for any other purposes without the prior written consent of Landlord. Should Tenant desire to change its use, Tenant shall request Landlord’s consent to such change in writing, and shall provide in writing such reasonably detailed information about the proposed new use as may be requested by Landlord. Landlord shall not unreasonably withhold its consent to any requested change of use, and shall have the right to impose reasonable restrictions on such new use. Factors that Landlord may take into account in granting or withholding its consent shall include, without limitation: (i) whether the proposed use is compatible with the character and tenant mix of the Center, (ii) whether the proposed use poses any increased risk to Landlord or any other occupant of the Center, (iii) whether any proposed Alterations to accommodate such proposed use might decrease the rental or sale value of the Premises or the Center, and (iv) whether Tenant has the requisite expertise and financial ability to successfully operate in the Premises with the proposed new use.

11.2 Compliance with Legal Requirements. Tenant shall at all times and at its sole expense comply with all federal, state, local and other laws, ordinances, rules, regulations, orders, requirements, and recorded covenants and restrictions applicable to the Center, whether now in force or hereafter in effect (including without limitation those related to disabled persons, access, hazardous materials, lighting upgrades, energy saving, and sprinkler and seismic retrofits, and those required because of Tenant’s occupancy or the conduct of Tenant’s business) (collectively, “Legal Requirements”). Tenant shall not do or permit anything to be done in or about the Premises in conflict with any Legal Requirement. Without limiting the generality of the foregoing, Tenant shall at its sole cost take all actions, make all alterations, install all additional facilities, and perform all work required to cause the Premises to comply with all Legal Requirements. Notwithstanding the foregoing, if any capital expenditures are required as a result of the specific and unique use of the Premises by Tenant, as compared with uses by tenants in general, Tenant shall be fully responsible for the costs thereof, provided however if such capital expenditure is required during the last 2 years and the cost thereof exceeds six months Minimum Monthly Rent, Tenant may instead terminate this Lease in writing, unless, within 10 days after receipt of such termination notice Landlord advises Tenant in writing that it shall pay the difference between the cost of the repair and the six months Minimum Monthly Rent. In the event such capital expenditure Is not the result of the specific and unique use of the Premises by Tenant, Landlord shall be responsible to affect such capital repair, in which event the cost of such expenditure will be amortized over fourteen years and collected as part of the Operating Costs.

11.3 Waste, Quiet Conduct. Tenant shall not use or permit the use of the Premises in any manner that tends to create waste or a nuisance that will cause objectionable noise or odors, or that may disturb the quiet enjoyment of any other tenant in the Center.

11.4 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Center attached as Exhibit ”B”, as the same may be amended by Landlord from time to time, upon notice to Tenant.

11.5 Signs. Tenant, at Tenant’s sole cost and expense, will be entitled to building and monument signage consistent with other tenants at the Center and subject to the terms and conditions of this Section 11.5. Tenant agrees, at Tenant’s sole cost, to install a sign in strict conformance with Landlord’s sign criteria attached hereto as Exhibit ”C” within fifteen (15) days after first occupying the Premises. Tenant shall maintain all approved signs and other items described herein in good condition and repair at all times. All signs must be fabricated by a contractor selected by Landlord. Prior to construction of any such sign, a detailed drawing of the proposed sign shall be prepared by Landlord’s contractor, at the sole expense of Tenant, and submitted to Landlord and Tenant for written approval. No sign, placard, pennant, flag, awning, canopy, or advertising matter of any kind shall be placed or maintained on any exterior door, wall or window of the Premises or in any area outside the Premises, and no decoration, lettering or advertising matter shall be placed or maintained on the glass of any window or door, or that can be seen through the glass, of the Premises without first obtaining Landlord’s written approval. All signs and sign cases shall be considered fixtures and improvements and shall become the property of Landlord upon expiration or termination of this Lease. Tenant has no rights to signage at the Center except as set forth in this Section and subject to Legal Requirements. Landlord shall have the right from time to time to revise the sign criteria, and within sixty (60) days after Tenant’s receipt of written notice of any new sign criteria, Tenant shall, at Tenant’s expense, remove all existing exterior signs and replace the same with new signs conforming to the new sign criteria.

11.6 Parking. Tenant shall have the nonexclusive right, in common with others, to use the parking areas of the Center; provided, however, that Tenant shall not use more than the number of parking spaces designated in Section 1.10, or if no number of such spaces is so indicated, Tenant shall not use more than its reasonable share of parking spaces, as Landlord shall determine. Landlord reserves the right, without liability to Tenant, to modify the parking areas, to designate the specific location of the parking for Tenant and Tenant’s customers and employees, and to adopt reasonable rules and regulations for use of the parking areas.

11.7 Entry by Landlord. Tenant shall permit Landlord and Landlord’s agents to enter the Premises upon not less than three (3) business days prior written notice for any of the following purposes: (a) to inspect the Premises, (b) to supply any services or to perform any maintenance obligations of Landlord, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (c) to make such improvements, replacements or additions to the Premises or the Center as Landlord deems necessary or desirable, (d) to post notices of nonresponsibility, (e) to place any usual or ordinary “for sale” signs, or (f) within six (6) months prior to the expiration of this Lease, to place any usual or ordinary “for lease” signs. No entry by Landlord shall unreasonably interfere with Tenant’s operations at the Premises, and in no event shall Landlord’s inspections extend to any designated “clean” areas while in use. No entry shall result in any rebate of rent or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises. Landlord shall give reasonable notice to Tenant prior to any entry except in an emergency or unless Tenant consents at the time of entry. If Tenant is not personally present to open and permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises or any part thereof, except as otherwise specifically provided herein.

12.	ACCEPTANCE OF PREMISES; NONLIABILITY OF LANDLORD; DISCLAIMER

12.1 Acceptance of Premises. By taking possession hereunder, Tenant acknowledges that it has examined the Premises and accepts the condition thereof. Tenant acknowledges and agrees that Landlord has no obligation to improve the Premises other than as set forth specifically in this Lease. In particular, Tenant acknowledges that any additional improvements or alterations needed to accommodate Tenant’s intended use shall be made solely at Tenant’s sole cost and expense, and strictly in accordance with the requirements of this Lease (including the requirement to obtain Landlord’s consent thereto), unless such improvements and alterations are specifically required of Landlord. Except to the extent set forth in Section 11.2 hereof, Landlord shall have no responsibility to do any work required under any building codes or other governmental requirements not in effect or applicable at the time the Premises were constructed, including without limitation any requirements related to sprinkler retrofitting, seismic structural requirements, accommodation of disabled persons, or hazardous materials. Landlord shall be under no obligation to provide utility, telephone or other service or access beyond that which exists at the Premises as of the date of this Lease, unless Landlord specifically agrees in writing to provide the same. If it is anticipated that Tenant will be doing any Alterations or installations prior to taking occupancy, any delays encountered by Tenant in accomplishing such work or obtaining any required permits therefor shall not delay the Commencement Date or the date that Tenant becomes liable to pay rent, or the date that Landlord may effectively deliver possession of the

Premises to Tenant. By taking possession hereunder, Tenant acknowledges that it accepts the square footage of the Premises as delivered and as stated in this Lease. No discovery or alleged discovery after such acceptance of any variance in such square footage as set forth in this Lease (or in any proposal, advertisement or other description thereof) shall be grounds for any adjustment in any component of the rent payable hereunder, unless such adjustment is initiated by and implemented by Landlord.

12.2 Landlord’s Exemption From Liability. Landlord shall not be liable for injury to Tenant’s business or loss of income therefrom, or for personal injury or property damage that may be sustained by Tenant or any subtenant of Tenant, or their respective employees, invitees, customers, agents or contractors or any other person in or about the Premises, caused by or resulting from fire, flood, earthquake or other natural disaster, or from steam, electricity, gas, water or rain, or dampness of any origin, that may leak, flow or emanate from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, lighting fixtures or computer equipment or software, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant but the foregoing shall not extend to matters arising from Landlord’s gross negligence or willful misconduct. Landlord shall not be liable for any damages to property or for personal injury or loss of life arising from any use, act or failure to act of any third parties (including other occupants of the Center) occurring in, or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties). Landlord shall not be liable for any latent defect in the Premises or in the Building. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. The indemnifications and waivers of Tenant set forth in this Section shall not apply to damage or liability caused (i) by the gross negligence or willful misconduct of Landlord, and (ii) through no fault of Tenant, its assignees or subtenants, or their respective agents, contractors, employees, customers, invitees or licensees.

12.3 No Warranties or Representations.

(a) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to the suitability or fitness of the space for the conduct of Tenant’s business, or for any other purpose, except to the extent expressly set forth herein and except that Landlord will represent that the Premises are approved for the use of hazardous chemicals and chemical processing.

(b) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to any other tenants or users that may or may not construct improvements, occupy space or conduct business within the Center, and Tenant hereby acknowledges and agrees that it is not relying on any warranty or representation relating thereto in entering into this Lease.

(c) Landlord specifically disavows any oral representations made by or on behalf of its employees, agents and independent contractors, and Tenant hereby acknowledges and agrees that it is not relying and has not relied on any oral representations in entering into this Lease.

(d) Landlord has not made any promises or representations, expressed or implied, that it will renew, extend or modify this Lease in favor of Tenant or any permitted transferee of Tenant, except as may be specifically set forth herein or in a written instrument amending this Lease signed by all necessary parties.

(e) Notwithstanding that the rent payable to Landlord hereunder may at times include the cost of guard service or other security measures, it is specifically understood that Landlord does not represent, guarantee or assume responsibility that Tenant will be secure from any damage, injury or loss of life because of such guard service. Landlord shall have no obligation to hire, maintain or provide such services, which may be withdrawn or changed at any time with or without notice to Tenant or any other person and without liability to Landlord. To induce Landlord to provide such service if Landlord elects in its sole discretion to do so, Tenant agrees that in the absence of Landlord’s gross negligence or willful misconduct (i) Landlord shall not be liable for any damage, injury or loss of life related to the provision or nonprovision of such service, and (ii) Landlord shall have no responsibility to protect Tenant, or its employees or agents, from the acts of any third parties (including other occupants of the Center) occurring in or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties), whether or not the same could have been prevented by any such guard service or other security measures.

12.4 Keys. Tenant shall re-key the Premises at its sole cost upon taking possession thereof. Tenant hereby acknowledges that various persons have had access to the keys to the Premises as keyed prior to Tenant’s possession, and that Landlord disclaims all liability and responsibility for any unauthorized distribution or possession of such prior keys.

13.	INDEMNIFICATION

Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives and their respective successors and assigns (collectively, “Landlord’s Related Entities”), from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising from personal injury, death, and/or property damage and arising from: (a) Tenant’s use or occupation of the Premises or any work or activity done or permitted by Tenant in or about the Premises (including without limitation any storage or display of materials or merchandise, or other activity by Tenant in the Common Facilities), (b) any activity, condition or occurrence in the Premises or other area under the control of Tenant, (c) any breach or failure to perform any obligation imposed on Tenant under this Lease, (d) any breach or failure by Tenant to cause the Premises (and any and all other areas of the Center under the control of Tenant or that Tenant is required to maintain) to comply with all Legal Requirements related to disabled persons or access, or (e) any other act or omission of Tenant or its assignees or subtenants or their respective agents, contractors, employees, customers, invitees or licensees. Upon notice from Landlord, Tenant shall, at Tenant’s sole expense and by counsel satisfactory to Landlord, defend any action or proceeding brought against Landlord or Landlord’s Related Entities by reason of any such claim. If Landlord or any of Landlord’s Related Entities is made a party to any litigation commenced by or against Tenant, then Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s Related Entities from and against any and all claims, actions, damages, liability, costs, expenses and attorneys’ fees and costs incurred or paid in connection with such litigation. Tenant, as a material part of the consideration to Landlord hereunder, assumes all risk of, and waives all claims against Landlord for, personal injury or property damage in, upon or about the Premises, from any cause whatsoever. Provided, however, that the indemnifications and waivers of Tenant set forth in this Section shall not apply to damage and liability caused (i) by the gross negligence or willful misconduct of Landlord, and (ii) through no fault of Tenant, its assignees or subtenants, or their respective agents, contractors, employees, customers, invitees or licensees.

14.	HAZARDOUS MATERIALS

14.1 Definitions. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et

seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code §25100, et seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safety Code §25300, et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code §25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code §13000, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations. “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law, (b) is controlled or governed by any Hazardous Materials Law or gives rise to any reporting, notice or publication requirements hereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder; or (c) is flammable or explosive material, oil, asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, mold, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

14.2 Use of Hazardous Materials. Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Premises, unless: (a) such use is specifically disclosed to and approved by Landlord in writing prior to such use, and (b) such use is conducted in compliance with the provisions of this Article. Landlord’s consent may be withheld in Landlord’s sole discretion except however, such consent shall not be required in the event that the Hazardous Materials are of the type or reasonably related to those materials described in the Hazardous Materials List hereinafter defined. Landlord may approve such use subject to reasonable conditions to protect the Premises and Landlord’s interests. Landlord may withhold approval if Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Tenant has not provided reasonably sufficient assurances of its ability to remedy such a violation and fulfill its obligations under this Article. Notwithstanding the foregoing, Landlord hereby consents to allow Tenant to use Hazardous Materials in connection with its use of the Premises, and Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type (and quantity) of Hazardous Materials to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of Hazardous Materials on the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new (or additional quantities of) Hazardous Materials are brought onto the Premises or on or before the date Tenant obtains any additional permits or approvals. Landlord also hereby consents to Tenant’s use, storage or disposal of products containing small quantities of Hazardous Materials that are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and the like) provided that Tenant shall handle, use, store and dispose of such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises

14.3 Compliance With Laws; Handling Hazardous Materials. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Premises. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Hazardous Materials Laws. Tenant shall perform any monitoring, testing, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work required by any governmental agency or lender, or recommended by Landlord’s environmental consultants, as a result of any release or discharge or potential release or discharge of Hazardous Materials affecting the Premises or the Center or any violation or potential violation of Hazardous Materials Laws by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (collectively, “Remedial Work”). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord’s interests. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Landlord and providing ample opportunity for Landlord to intervene. Tenant shall additionally comply with the recommendations of Landlord’s and Tenant’s insurers based upon National Fire Protection Association standards or other applicable guidelines regarding the management and handling of Hazardous Materials. If any present or future law imposes any requirement of reporting, survey, investigation or other compliance upon Landlord, Tenant, or the Premises, and if such requirement is precipitated by a transaction to which Tenant is a party, including without limitation any Transfer (as defined in Section 18.1) of this Lease by Tenant, then Tenant shall fully comply with and pay all costs of compliance with such requirement, including Landlord’s attorneys’ fees and costs.

14.4 Notice; Reporting; Notice Under Health and Safety Code Section 25359.7. Tenant shall notify Landlord, in writing, within three (3) days after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Premises, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency, (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws, (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation or Tenant receives notice or knowledge of any proceeding, investigation or enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives notice or knowledge of any claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. If the potential risk of any of the foregoing events is material, Tenant shall deliver immediate verbal notice to Landlord, in addition to written notice as set forth above. Tenant shall deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws. Landlord hereby notifies Tenant, and Tenant hereby acknowledges that, prior to the leasing of the Premises pursuant to this Lease, Tenant has been notified, pursuant to California Health and Safety Code Section 25359.7 (or any successor statue), that Landlord knows, or has reasonable cause to believe, that certain hazardous substances (as such term is used in such Section 25359.7) may have come to be located in, on or beneath the Premises.

14.5 Indemnity. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Article or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant, or any assignee or subtenant of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Lease Term or any other period of Tenant’s actual or constructive occupancy of the Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Landlord pursuant to this Section shall be by counsel acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Materials Laws shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Article. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 13 of this Lease. Tenant’s obligations pursuant to this Article shall survive the termination or expiration of this Lease. Notwithstanding the foregoing, Landlord shall indemnify, protect, hold harmless and defend Tenant and Tenant’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys’ fees and costs) arising out of or in connection with any pre-existing contamination of the Premises, generated before the commencement of the Lease Term and/or Tenant’s actual or constructive occupancy of the Premises.

14.6 Entry and Inspection; Cure. Tenant, at its sole expense, shall have the right, prior to the Commencement Date, to perform its own environmental assessment(s) of the Premises and/or to obtain any additional information regarding the condition of the Premises. Landlord confirms that it has no knowledge of the presence of any Hazardous Materials on, under or about the Premises or the Building as of the commencement date hereof . Tenant shall pay when due all claims for any environmental assessment services performed by or for Tenant, and Tenant shall keep the Premises free from any liens arising with respect thereto. Any entry by Tenant or Tenant’s agents shall be made in a manner which results in the least interference with the use of the Center by other occupants. Tenant shall indemnify and defend Landlord against, and hold Landlord and the Premises harmless from and against, any and all costs, expenses, attorney fees, damages, claims, liabilities, liens, encumbrances and charges arising out of or in any way related to any entry by Tenant or Tenant’s agents upon the Premises. Tenant shall repair any damage to the Premises as a result of or caused by the entry by Tenant or Tenant’s agents on the Premises and restore the Premises to the condition existing on the date immediately prior to Tenant’s entry onto the Premises. Landlord agrees to allow Tenant access to the Premises for such purpose. Landlord and its agents, employees and contractors, shall have the right (but not the obligation) to enter the Premises at all reasonable times to inspect the Premises and Tenant’s compliance with the terms and conditions of this Article, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of an emergency, or if Landlord has reasonable cause to believe that violations of this Article have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least twenty-four (24) hours’ prior notice to Tenant. Landlord shall have the right (but not the obligation) to remedy any violation by Tenant of the provisions of this Article pursuant to Section 22.3 of this Lease or to perform any Remedial Work. Tenant shall pay, upon demand, all costs incurred by Landlord in investigating any such violations or potential violations or performing Remedial Work, plus interest thereon at the rate specified in this Lease from the date of demand until the date paid by Tenant.

14.7 Termination; Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees. Tenant shall be fully responsible to “close out” all permits required for Tenant’s operations on the Premises under any Hazardous Materials Laws, including but not limited to, any and all permits pertaining to the use of Hazardous Materials and radioactive substances.

14.8 Exit Assessment. No later than ten (10) days after the expiration or earlier termination of this Lease, Tenant shall cause to be performed, at its sole expense, an environmental assessment (the “Exit Assessment”) of the Premises, which necessarily includes a Phase One Environmental Report. Landlord agrees to allow Tenant access to the Premises for such purpose. The Exit Assessment must be performed by a qualified environmental consultant acceptable to Landlord, and shall include without limitation the following, as applicable to the Premises and Tenant’s activities: (a) inspection of all floors, walls, ceiling tiles, benches, cabinet interiors, sinks, the roof and other surfaces for signs of contamination and/or deterioration related to Hazardous Materials, (b) inspection of any and all ducts, hoods and exhaust systems for signs of contamination, deterioration and/or leakage related or potentially related to Hazardous Materials, (c) inspection of all readily accessible drain lines and other discharge piping for signs of deterioration, loss of integrity and leakage, (d) Tenant interviews and review of appropriate Tenant records to determine the uses to which Tenant has put the Premises that involve or may have involved Hazardous Materials, and to determine if any known discharges to the Premises or ground or soils from Tenant’s activities have occurred, (e) documentation in detail of all observations, including dated photographs, (f) if applicable a certification that all areas inspected are clean and free of any Hazardous Materials and that the investigation conducted by the consultant does indicate that any release of any Hazardous Materials has occurred in the Premises or the Center as a result of Tenant’s activities, (g) if applicable, a detailed description of Hazardous Materials remaining in the Premises and of any contamination, deterioration and/or leakage observed, together with detailed recommendations for the removal, repair or abatement of the same, and (h) if applicable, a detailed description of evidence of possible or past releases of Hazardous Materials, together with detailed recommendations for the prevention of the same in the future. Landlord shall have the right to require additional evaluations or work in connection with the Exit Assessment based upon Tenant’s use of the Premises, any actual or suspected Hazardous Materials issues, or other reasonable factors. The original of the Exit Assessment shall be addressed to Landlord and shall be provided to Landlord within twenty (20) days of the expiration or earlier termination of this Lease. In addition to Tenant’s obligations under Section 14.7, Tenant agrees to fully implement and address all recommended actions contained in the Exit Assessment, at its sole cost, within thirty (30) days of the date thereof.

14.9 Event of Default. The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law by Tenant or any assignee or subtenant of Tenant shall be a material Event of Default by Tenant under this Lease. In addition to or in lieu of the remedies available under this Lease as a result of such Event of Default, Landlord shall have the right, without terminating this Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare an Event of Default and pursue any other available remedy.

14.10 Prior Conditions. Prior to the execution of this Lease, Landlord provided Tenant with a Phase One Environmental Site Assessment. Except for the contents of the aforementioned document, Landlord makes no other representations and/or warranties regarding the condition of the Premises, except that Landlord represents that the Premises are certified for the use of hazardous chemicals and chemical processing. Prior to the execution of this Lease, Landlord provided Tenant with information for conformance to IBC, NFPA, EPA and California code requirements including building occupancy class.

15.	ALTERATIONS; LIENS

15.1 Alterations by Tenant. Except for those alterations, additions and improvements specifically provided for in Exhibit “D” to this Lease, Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Premises without Landlord’s prior written consent, except for nonstructural Alterations that cost $10,000 or less and are not visible from the exterior of the Premises. All Alterations installed by Tenant shall be new or completely reconditioned. Landlord shall have the right to approve the contractor, the method of payment of the contractor, and the plans and specifications for all proposed Alterations. Tenant shall obtain Landlord’s consent to all proposed Alterations requiring Landlord’s consent prior to the commencement of any such Alterations. Tenant’s request for consent shall be accompanied by information identifying the contractor and method of payment and two (2) copies of the proposed plans and specifications. All Alterations of whatever kind and nature shall become at once a part of the realty and shall be surrendered with the Premises upon expiration or earlier termination of the Lease Term, unless

Landlord requires Tenant to remove the same as provided in Article 20. If Tenant demolishes or removes any then-existing tenant improvements or other portions of the Premises or the Building (including without limitation any previously-installed Alterations), Tenant shall promptly commence and diligently pursue to completion all Alterations then underway; provided, however, that if Tenant fails to do so, at the election of Landlord, Tenant shall restore the Premises and the Building to its condition and state of improvement prior to such demolition or removal. During the Lease Term, Tenant agrees to provide, at Tenant’s expense, a policy of insurance covering loss or damage to Alterations made by Tenant, in an amount adequate to repair or replace the same, naming Landlord and Landlord’s property manager (if any) as additional insureds. Provided, however, Tenant may install movable furniture, trade fixtures, machinery or equipment in conformance with applicable governmental rules or ordinances and remove the same upon expiration or earlier termination of this Lease as provided in Article 20.

15.2 Permits and Governmental Requirements. Tenant shall obtain, at Tenant’s sole cost and expense, all building permits and other permits of every kind and nature required by any governmental agency having jurisdiction in connection with the Alterations. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any failure by Tenant or Tenant’s contractor or agents to obtain all required permits, regardless of when such failure is discovered. Tenant shall do any and all additional construction, alterations, improvements and retrofittings required to be made to the Premises and/or the Center, or any other property of Landlord as a result of, or as may be triggered by, Tenant’s Alterations. Landlord shall have the right to do such construction itself; but in all instances Tenant shall pay all costs directly or indirectly related to such work and shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any such additionally required work. All payment and indemnification obligations under this Section shall survive the expiration or earlier termination of the Lease Term.

15.3 Liens. Tenant shall pay when due all claims for any work performed, materials furnished or obligations incurred by or for Tenant, and Tenant shall keep the Premises free from any liens arising with respect thereto. If Tenant fails to cause any such lien to be released within fifteen (15) days after imposition, by payment or posting of a proper bond, Landlord shall have the right (but not the obligation) to cause such release by such means as Landlord deems proper. Tenant shall pay Landlord upon demand for all costs incurred by Landlord in connection therewith (including attorneys’ fees and costs), with interest at the rate specified in Section 22.4 from the date of payment by Landlord to the date of payment by Tenant. Tenant will notify Landlord in writing thirty (30) days prior to commencing any alterations, additions, improvements or repairs in order to allow Landlord time to file a notice of nonresponsibility.

15.4 Remodel. Landlord may in the future remodel, renovate or refurbish (“remodel”) all or any portion of the Center, which remodel shall include the exterior of the Premises only. The remodeling will be done in accordance with design specifications prepared by the project architect and reviewed and approved by Landlord, and any such remodeling will not adversely impact the use and enjoyment of the Premises by the Tenant. Copies of such specifications will be made available to Tenant. Tenant shall not, through any act or omissions on the part of Tenant, in any way impede, delay or prevent the completion of such remodeling in a timely manner.

16.	DAMAGE AND DESTRUCTION

16.1 Partial Damage. If, during the Lease Term, the Premises are damaged or destroyed by fire or other casualty, or if the Building is damaged or destroyed by fire or other casualty and such damage or destruction affects Tenant’s use of the Premises (collectively, “Premises Damage”), Landlord shall perform the necessary repairs (other than to Tenant’s Alterations, trade fixtures, equipment, and personal property, the repair of which Tenant shall be solely responsible), and this Lease shall continue in full force and effect. Provided, however, that Landlord may, at its option, elect to terminate this Lease if (i) Landlord’s repairs cannot reasonably be completed within One Hundred and Twenty (120) days after the date of the Premises Damage in accordance with applicable laws and regulations, or (ii) the Replacement Cost (defined below) exceeds six (6) months’ Minimum Monthly Rent, or (iii) Landlord does not receive sufficient insurance proceeds to pay the full Replacement Cost, the shortfall exceeds one (1) month’s Minimum Monthly Rent and Tenant has not undertaken to pay the remainder of the shortfall. As used herein, “Replacement Cost” shall mean the cost to repair or rebuild the Premises, Building or Center (other than Tenant’s Alterations, equipment, trade fixtures, and personal property) at the time of the damage or destruction to their condition existing immediately prior thereto, including without limitation all costs of demolition, debris removal, permits, fees and other governmental requirements, and upgrading the Premises, Building or Center as required by law or other requirements, without deduction for depreciation.

16.2 Total Destruction. Notwithstanding any other provisions of this Lease, a total destruction (including any destruction required by any authorized public authority) of either the Premises or the Building shall, at the election of Landlord, terminate this Lease as of the date of such destruction.

16.3 Partial Destruction of Center or Building. Notwithstanding any other provision of this Lease, if fifty percent (50%) or more of the rentable area of the Building or the Center is damaged or destroyed, notwithstanding that the Premises may be unaffected, Landlord shall have the right to terminate this Lease.

16.4 Insurance Deductible. If Landlord is required or elects to repair any Premises Damage caused by an insured casualty as provided in Section 16.1, Tenant shall, within fifteen (15) days after receipt of written notice from Landlord, pay the amount of any deductible (or its Share thereof) under any insurance policy covering such Premises Damage, in accordance with Section 9.3 above.

16.5 Damage Near End of Term. If at any time during the last twelve (12) months of the Lease Term there is Premises Damage for which Replacement Cost exceeds one (1) month’s Minimum Monthly Rent, Landlord or Tenant may, at its option, elect to terminate this Lease; provided, however, that if Tenant has any valid, unexercised option to extend the term of this Lease, Tenant may prevent Landlord’s termination under this Section by exercising such option within five (5) business days of receipt of Landlord’s election to terminate.

16.6 Landlord’s or Tenant’s Termination Notice; Effective Date; Relocation. If Landlord or Tenant elects to terminate this Lease under any applicable provision of this Article 16, Landlord or Tenant shall give notice of such election within forty-five (45) days of the date of the damage or destruction. In the case of a total destruction (Section 16.2) or Premises Damage that prevents Tenant from occupying the Premises for its permitted use, the effective date of such termination shall be the date of such Premises Damage; otherwise the effective date of termination shall be a date selected by Landlord not earlier than thirty (30) days from the date of Landlord’s notice. If Tenant has any right to terminate this Lease as a result of any Premises Damage (whether provided in this Lease, by law or otherwise) Landlord may offer within forty-five (45) days of the Premises Damage to relocate Tenant to new Premises in the Center provided in Section 24.24 of this Lease.

16.7 Rent Abatement. If Landlord repairs the Premises or the Building after a Premises Damage as described in this Article 16, Minimum Monthly Rent and Additional Rent shall be equitably reduced from the date of the Premises Damage until the repairs are completed, based upon the extent to which such repairs interfere with the business carried on by Tenant in the Premises, but only to the extent Landlord receives proceeds from the rental income insurance described in Section 9.1. Landlord agrees to take reasonable steps to make a claim for and collect any rental income insurance proceeds that might be available.

16.8 Tenant’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of, any of Alterations, equipment, trade fixtures, and personal property owned, placed or installed in or about the Premises by or on behalf of Tenant. Unless this Lease is terminated pursuant to this Article, Tenant shall promptly repair, restore or replace the same in the event of any damage thereto. If all or any portion of the Premises, Building or Center is damaged or destroyed by reason of any act or omission of Tenant, except as provided in Section 9.4 (Waiver of Subrogation), Tenant shall either make the necessary repairs at Tenant’s expense or pay to Landlord the Replacement Cost arising therefrom, regardless of whether this Lease is terminated. Nothing contained in this Article shall be construed as a limitation on Tenant’s liability for any damage or destruction if such liability otherwise exists.

16.9 Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Lease; accordingly, Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of damage or destruction of a leased premises.

17.	CONDEMNATION

17.1 Effect on Lease. If all of the Premises, or so much thereof that the remaining portion of the Premises cannot be used by Tenant for its permitted use, is taken under the power of eminent domain or sold under the threat of the exercise of such power (collectively “Condemnation”), this Lease shall terminate as of the earlier of the date title vests in the condemnor or the date the condemnor is entitled to possession of the interest condemned (the “Condemnation Date”). Landlord may offer within forty-five (45) days of the Condemnation to relocate Tenant to new Premises in the Center provided in Section 24.24 of this Lease. In all other cases, Landlord may terminate this Lease as of the Condemnation Date if (i) the Condemnation affects any material portion of the Premises or the Building, (ii) Landlord receives insufficient funds from the condemnor to complete the restoration of the Premises required under this Section, or (iii) if the Condemnation affects such a substantial portion of the Center (including the Common Facilities, parking lots or access to the Center) that it is no longer economically appropriate in Landlord’s business judgment to lease the Premises on the terms and conditions of this Lease. If such Condemnation affects the Premises and this Lease remains in effect, (a) this Lease shall terminate as to the portion of the Premises taken as of the Condemnation Date, (b) the Minimum Monthly Rent shall be equitably adjusted based upon the rental value of the Premises remaining after the Condemnation compared to the rental value of the Premises prior to Condemnation, (c) Tenant’s Share shall be adjusted based on any changes in the Rentable Square Footage of the Premises and/or the Center, and (d) Landlord shall, within a reasonable period of time, undertake such construction or restoration as may be reasonably necessary to place the remaining Premises in a useable condition (provided that the cost of such construction or restoration does not exceed the amount awarded to Landlord by the condemnor for such purpose). Landlord shall not be responsible to restore or replace any of Tenant’s Alterations, fixtures, equipment or personal property.

17.2 Condemnation Award. All compensation, damages and other items of value awarded, paid or received in settlement or otherwise (“Award”) upon any partial or total Condemnation shall be paid to Landlord, and Tenant shall have no claim thereto. Tenant hereby irrevocably assigns and transfers to Landlord, and fully waives, releases and relinquishes any and all claims to or interest in the Award, including, without limitation, any amount attributable to the amount, if any, by which rental value of the Premises exceeds the rent payable for the remainder of the Lease Term, to the value of any unexercised options to extend the term or expand the Premises, or to Tenant’s goodwill. Notwithstanding the foregoing, Tenant shall have the right to make a separate claim and to recover from the condemning authority, but not from Landlord, so long as the Award payable to Landlord is not reduced thereby, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of (a) the taking of the unamortized or undepreciated value of any leasehold improvements owned by Tenant that Tenant has the right to remove at the end of the Lease Term and the Tenant elects not to remove; (b) reasonable removal and relocation costs for any leasehold improvements that Tenant has the right to remove and elects to remove (if the condemning authority approves of the removal); and (c) relocation costs under Government Code Section 7262, the claim for which Tenant may pursue by separate action independent of this Lease.

17.3 Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of Condemnation shall be governed by the provisions of this Lease; accordingly, Tenant waives the provisions of California Code of Civil Procedure Sections 1265.110 through 1265.150, and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of the Condemnation of a leased premises.

18.	ASSIGNMENT AND SUBLETTING

18.1 Landlord’s Consent Required. Tenant shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, or otherwise transfer all or any portion of the Premises or its interest in this Lease (collectively, “Transfer”) without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold or delay. Landlord may withhold its consent until Tenant has complied with the provisions of Sections 18.2 and 18.3. Any attempted Transfer without Landlord’s written consent shall be void and shall constitute a noncurable Event of Default under this Lease. If Tenant is a corporation, and subject to the exceptions provided for Permitted Transfers, as hereinunder defined, any sale of stock which would result in a material change of control of Tenant, including but not limited to the composition of Tenant’s existing board or directors or officers shall constitute a Transfer requiring Landlord’s consent hereunder; provided, however, that this sentence shall not apply to any corporation whose (a) stock is publicly traded, (b) stock is sold to a company that is publicly traded, (c) whose stock is sold pursuant to a registered public offering or an unregistered private offering as defined by the Securities and Exchange Commission, (d) whose stock is sold or transferred to a spouse or a dependent of the existing majority shareholder . If Tenant is a partnership, limited liability company, trust or other entity, any cumulative Transfer of more than twenty percent (20%) of the partnership, membership, beneficial or other ownership interests therein shall constitute a Transfer requiring Landlord’s consent hereunder. Tenant shall not have the right to consummate a Transfer or to request Landlord’s consent to any Transfer if any Event of Default has occurred and is continuing or if Tenant or any affiliate of Tenant is in default under any lease of any other real property owned or managed (in whole or in part) by Landlord or any affiliate of Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Transfer to: (i) any entity who controls, is controlled by, or is under common control with Tenant, or (ii) any successor corporation resulting from a merger, acquisition, consolidation or reorganization (each of the foregoing is hereinafter referred to as a “Permitted Transfer”), provided that before such Transfer shall be effective (i) said Permitted Transferee shall assume, in full, the obligations of Tenant under this Lease, (ii) Landlord shall be given prompt written notice of such assignment and assumption, and (iii) the use of the Premises by the Permitted Transferee shall be for the Permitted Use only.

18.2 Landlord’s Election. Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, financial details of the proposed Transfer (e.g., the term and the rent and security deposit payable), and any other related information that Landlord may reasonably require. Landlord shall have the right: (a) to withhold consent to the Transfer, if reasonable, (b) to grant consent, (c) to terminate this Lease as to the portion of the Premises affected by any proposed Transfer, in which event Landlord may enter into a lease directly with the proposed Transferee (which election to terminate shall not be construed to be a consent to the proposed Transfer), or (d) to consent on the condition that Landlord be paid fifty percent (50%) of all subrent to be paid to Tenant under the terms of the sublease in excess of the total rent due hereunder less Tenant’s costs of subletting Landlord may require any permitted subtenant to make rental payments directly to Landlord, in the amount of rent due hereunder. The grounds on which Landlord may reasonably withhold its consent to any requested Transfer include, without limitation, that: (i) the proposed Transferee’s contemplated use of the Premises following the proposed Transfer is not reasonably similar to the use of the Premises permitted hereunder, (ii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease, (iii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient net worth, working capital, anticipated cash flow and other indications of financial strength to meet all of its obligations under this Lease, (iv) the proposed Transfer would breach any covenant of Landlord respecting a radius restriction, location, use or exclusivity in any other lease, financing agreement, or other agreement relating to the Center, and (v) in Landlord’s reasonable business judgment, the possibility of a release of Hazardous Materials is materially increased as a result of the Transfer or if Landlord does not receive sufficient assurances that the proposed Transferee has the experience and financial ability to remedy a violation of Hazardous Materials and to fulfill its obligations under Articles 13 and 14. In connection with any such Transfer, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to cause environmental testing meeting the requirements of an Exit Assessment described in Section 14.8 to be performed. Landlord need only respond to any request by Tenant hereunder within a reasonable time of not less than ten (10) business days after receipt of all information and other submission required in connection with such request.

18.3 Costs; Transfer Fee. Tenant shall pay all costs and expenses in connection with any permitted Transfer, including any real estate brokerage commissions due with respect to the Transfer. Tenant shall pay all attorneys’ fees and costs incurred by Landlord and a fee of $500 to reimburse Landlord for costs and expenses incurred in connection with any request by Tenant for Landlord’s consent to a Transfer. Such fee shall be delivered to Landlord concurrently with Tenant’s request for consent. Such payment obligations shall apply regardless of whether Landlord ultimately grants or denies Tenant’s request.

18.4 Assumption; No Release of Tenant. Any permitted assignee shall assume in writing all obligations of Tenant under this Lease, utilizing a form of assumption agreement provided or approved by Landlord, and an executed copy of such assumption agreement shall be delivered to Landlord within fifteen (15) days after the effective date of the Transfer. The taking of possession of all or any part of the Premises by any such permitted assignee or subtenant shall constitute an agreement by such person or entity to assume without limitation or qualification all of the obligations of Tenant under this Lease, notwithstanding any failure by such person to execute the assumption agreement required in the immediately preceding sentence. No permitted Transfer shall release or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease unless expressly provided in the consent. Landlord’s acceptance of rent from any other person is not a waiver of any provision of neither this Article nor a consent to any Transfer. Consent to one Transfer shall not constitute a consent to any subsequent Transfer. If any transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent Transfers or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent, and such action shall not relieve Tenant of its liability under this Lease.

18.5 No Merger. No merger shall result from any Transfer pursuant to this Article, any surrender by Tenant of its interest under this Lease, or any termination hereof in any other manner. In any such event, Landlord may either terminate any or all subleases or succeed to the interest of Tenant thereunder.

18.6 Reasonable Restriction. Tenant acknowledges that the restrictions on Transfer contained herein are reasonable restrictions for purposes of Section 22.2 of this Lease and California Civil Code Section 1951.4.

19.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE

19.1 Subordination. The lien that is this Lease and terms of this Lease are and shall be unconditionally junior and subordinate to the lien and terms of all ground leases, mortgages, deeds of trust, and other security instruments now or hereafter affecting the real property of which the Premises are a part, and to all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that Tenant is furnished a commercially reasonable non-disturbance agreement from any such lender or ground lessor requiring subordination. If any mortgagee, beneficiary under deed of trust or ground lessor shall elect to have this Lease prior to its mortgage, deed of trust or ground lease, and gives written notice thereof to Tenant, this Lease shall be deemed prior thereto. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any such mortgage, deed of trust or ground lease, as the case may be. If Tenant fails to deliver such agreement within ten (10) days after written demand, (a) Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead, to do so, and (b) an Event of Default shall be deemed to have occurred and, in addition to all other liability, Tenant shall be liable for the immediate payment of all foreseeable and unforeseeable damages, penalties and attorneys’ fees and costs incurred by Landlord as a result of such failure.

19.2 Attornment. If Landlord sells, transfers, or conveys its interest in the Premises or this Lease, or if the same is foreclosed judicially or nonjudicially, or is otherwise acquired, by a mortgagee, beneficiary under deed of trust or ground lessor, upon the request and at the sole election of Landlord’s lawful successor, Tenant shall attorn to said successor. Tenant shall, upon request of Landlord, execute an attornment agreement in form and substance reasonably acceptable to Landlord agreeing in advance to such attornment to any such mortgagee, beneficiary, ground lessor or other successor.

19.3 Estoppel Certificates. Within fifteen(15) days after written request from Landlord, Tenant at Tenant’s sole cost shall execute, acknowledge and deliver to Landlord a written certificate in favor of Landlord and any prospective lender on or purchaser of the Center or any part thereof, (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease is in full force and effect as so modified), (b) the amount of any rent paid in advance, and (c) that there are no uncured defaults on the part of Landlord, or specifying the nature of such defaults if any are claimed. In addition to the foregoing, such certificate shall include Tenant’s certification to such other matters of fact, and be on such form, as Landlord or such prospective lender or purchaser shall reasonably require. If Tenant fails to deliver such certificate within said 15-day period, an Event of Default shall be deemed to have occurred and, in addition to all other liability, Tenant shall be liable for the immediate payment of all foreseeable and unforeseeable damages, penalties and attorneys’ fees and costs incurred by Landlord as a result of such failure. Tenant’s failure to deliver such certificate within said 15-day period shall constitute a conclusive acknowledgment by Tenant: (i) that this Lease is in full force and effect without modification except as may be represented by Landlord, (ii) that not more than one month’s rent has been paid in advance, and (iii) that there are no uncured defaults in Landlord’s performance.

19.4 Tenant Rights. Notwithstanding the foregoing, Tenant shall not be required to execute any subordination agreement, attornment agreement, or estoppel certificate at any time during the Lease Term that would adversely affect its rights under this Lease.

20.	SURRENDER OF PREMISES

20.1 Condition of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition and state of repair as at the commencement of the

Lease Term, except for ordinary wear and tear that Tenant is not otherwise obligated to remedy under the provisions of this Lease. Tenant shall deliver all keys to the Premises and the Building to Landlord. Upon Tenant’s vacation of the Premises, Tenant shall remove all portable furniture, trade fixtures, machinery, equipment, signs and other items of personal property , and, at Landlord’s option, shall remove any Alterations (whether or not made with Landlord’s consent) that Landlord may require Tenant to remove. Tenant shall repair all damage to the Premises caused by such removal and shall restore the Premises to its prior condition, all at Tenant’s expense. Such repairs shall be performed in a manner satisfactory to Landlord and shall include, but are not limited to, the following: capping all plumbing, capping all electrical wiring, repairing all holes in walls, restoring damaged floor and/or ceiling tiles, and thorough cleaning of the Premises. If Tenant fails to remove any items that Tenant has an obligation to remove under this Section when required by Landlord or otherwise, such items shall, at Landlord’s option, become the property of Landlord and Landlord shall have the right to remove and retain or dispose of the same in any manner, without any obligation to account to Tenant for the proceeds thereof. Tenant waives all claims against Landlord for any damages to Tenant resulting from Landlord’s retention or disposition of such Alterations or personal property. Tenant shall be liable to Landlord for Landlord’s costs of removing, storing and disposing of such items.

20.2 Removal of Certain Alterations, Fixtures and Equipment Prohibited. All Alterations, fixtures (whether or not trade fixtures), machinery, equipment, signs and other items of personal property that Tenant is not permitted to remove or Landlord has not required Tenant to remove under Section 20.1 shall become Landlord’s property and shall be surrendered to Landlord with the Premises, regardless of who paid for the same. In particular and without limiting the foregoing, however subject to the provisions of Section 20.1 hereof, Tenant shall not remove any of the following materials or equipment without Landlord’s prior written consent, regardless of who paid for the same and regardless of whether the same are permanently attached to the Premises: power wiring and power panels; piping for industrial gasses or liquids; laboratory benches, sinks, cabinets and casework; fume hoods or specialized air-handling and evacuation systems; drains or other equipment for the handling of waste water or hazardous materials; computer, telephone and telecommunications wiring, panels and equipment; lighting and lighting fixtures; wall coverings; drapes, blinds and other window coverings; carpets and other floor coverings; heaters, air conditioners and other heating or air conditioning equipment; fencing; security gates and systems; and other building operating equipment and decorations. Notwithstanding the foregoing, prior to the installation of any Alterations to be installed by Tenant after the Commencement Date that requires Landlord’s consent, Tenant shall first obtain Landlord’s determination whether the Alteration shall be removed from the Premises at Tenant’s cost, upon the expiration or earlier termination of the Lease.

20.3 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord against all liabilities, damages and expenses incurred by Landlord as a result of any delay by Tenant in vacating the Premises. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Lease Term with Landlord’s written permission, Tenant’s occupancy shall be a tenancy from month-to-month only, and not a renewal or extension hereof. All provisions of this Lease (other than those relating to the term) shall apply to such month-to-month tenancy, except that the Minimum Monthly Rent shall be increased to 150% of the Minimum Monthly Rent in effect during the last month of the Lease Term. No acceptance of rent, negotiation of rent checks or other act or omission of Landlord or its agents shall extend the Expiration Date of this Lease other than a writing executed by Landlord giving Tenant permission to remain in occupancy beyond the Expiration Date under the terms of the immediately preceding sentence.

21.	DEFAULT BY TENANT

The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant:

21.1 Failure to pay within 10 days after due any Minimum Monthly Rent, Additional Rent or any other monetary sums required to be paid by Tenant under the terms of this Lease.

21.2 Failure to perform any other agreement or obligation of Tenant hereunder, if such failure continues for thirty (30) days after written notice by Landlord to Tenant or, if such default is not susceptible of cure during such 30 day period and Tenant has not commenced and is not diligently prosecuting the cure of same. Landlord’s notice described herein is intended to satisfy, and is not in addition to, any and all legal notices required prior to commencement of an unlawful detainer action, including without limitation the notice requirements of California Code of Civil Procedure Sections 1161 et seq.

21.3 Abandonment or vacation of the Premises by Tenant, or failure to occupy the Premises for a period of ten (10) consecutive days.

21.4 If any of the following occurs: (i) a petition is filed for an order of relief under the federal Bankruptcy Code or for an order or decree of insolvency or reorganization or rearrangement under any state or federal law, and such petition is not dismissed within thirty (30) days after the filing thereof; (ii) Tenant makes a general assignment for the benefit of creditors; (iii) a receiver or trustee is appointed to take possession of any substantial part of Tenant’s assets, unless such appointment is vacated within thirty (30) days after the date thereof; (iv) Tenant consents to or suffers an attachment, execution or other judicial seizure of any substantial part of its assets or its interest under this Lease, unless such process is released or satisfied within thirty (30) days after the occurrence thereof. If a court of competent jurisdiction determines that any of the foregoing events is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession), and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive the difference between the rent (or other consideration) paid in connection with such transfer and the rent payable by Tenant hereunder. Any assignee pursuant to the provisions of any bankruptcy law shall be deemed without further act to have assumed all of the obligations of the Tenant hereunder arising on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.

21.5 The occurrence of any other event that is deemed to be an Event of Default under any other provision of this Lease, or any other lease to which Landlord (or any affiliate of Landlord) and Tenant (or any affiliate of Tenant) are parties.

22.	REMEDIES

Upon the occurrence of any Event of Default by Tenant, Landlord shall have the following remedies, each of which shall be cumulative and in addition to any other remedies now or hereafter available at law or in equity:

22.1 Termination of Lease. Landlord can terminate this Lease and Tenant’s right to possession of the Premises by giving written notice of termination, and then re-enter the Premises and take possession thereof. No act by Landlord other than giving written notice to Tenant of such termination shall terminate this Lease. Upon termination, Landlord has the right to recover all damages incurred by Landlord as a result of Tenant’s default, including:

(a) The worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after the date of termination until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default, including, but not limited to (i) expenses for cleaning, repairing or restoring the Premises, (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, (iii) brokers’ fees and commissions, advertising costs and other expenses of reletting the Premises, (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions, (v) expenses in retaking possession of the Premises, (vi) attorneys’ fees and costs, (vii) any unearned brokerage commissions paid in connection with this Lease, and (viii) reimbursement of any previously waived or abated Minimum Monthly Rent, Additional Rent or other charges; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law. As used in paragraphs (a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the maximum permissible legal rate. As used in paragraph (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

22.2 Continuation of Lease. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), as follows:

(a) Landlord can continue this Lease in full force and effect without terminating Tenant’s right of possession, and Landlord shall have the right to collect rent and other monetary charges when due and to enforce all other obligations of Tenant hereunder. Landlord shall have the right to enter the Premises to do acts of maintenance and preservation of the Premises, to make alterations and repairs in order to relet the Premises, and/or to undertake other efforts to relet the Premises. Landlord may also remove personal property from the Premises and store the same in a public warehouse at Tenant’s expense and risk. No act by Landlord permitted under this paragraph shall terminate this Lease unless a written notice of termination is given by Landlord to Tenant or unless the termination is decreed by a court of competent jurisdiction.

(b) In furtherance of the remedy set forth in this Section, Landlord may relet the Premises or any part thereof for Tenant’s account, for such term (which may extend beyond the Lease Term), at such rent, and on such other terms and conditions as Landlord may deem advisable in its sole discretion. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises. Any rents received by Landlord from such reletting shall be applied to the payment of: (i) any indebtedness other than rent due hereunder from Tenant to Landlord, (ii) the costs of such reletting, including brokerage and attorneys’ fees and costs, and the cost of any alterations and repairs to the Premises, and (iii) the payment of rent due and unpaid hereunder, including any previously waived or abated rent. Any remainder shall be held by Landlord and applied in payment of future amounts as the same become due and payable hereunder. In no event shall Tenant be entitled to any excess rent received by Landlord after an Event of Default by Tenant and the exercise of Landlord’s remedies hereunder. If the rent from such reletting during any month is less than the rent payable hereunder, Tenant shall pay such deficiency to Landlord upon demand.

(c) Landlord shall not, by any re-entry or other act, be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have terminated this Lease or Tenant’s right to possession of the Premises or the liability of Tenant to pay rent accruing thereafter or Tenant’s liability for damages under any of the provisions hereof, unless Landlord shall have given Tenant notice in writing that it has so elected to terminate this Lease.

(d) Tenant acknowledges and agrees that the restrictions on the Transfer of this Lease set forth in Article 18 of this Lease constitute reasonable restrictions on such transfer for purposes of this Section and California Civil Code Section 1951.4.

22.3 Performance By Landlord. If Tenant fails to pay any sum of money or perform any other act to be performed by Tenant hereunder, and such failure continues for fifteen (15) days after notice by Landlord, Landlord shall have the right (but not the obligation) to make such payment or perform such other act without waiving or releasing Tenant from its obligations. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate specified in Section 22.4, shall be payable to Landlord on demand. Landlord shall have the same rights and remedies in the event of nonpayment by Tenant as in the case of default by Tenant in the payment of the rent.

22.4 Late Charge; Interest on Overdue Payments. The parties acknowledge that late payment by Tenant of Minimum Monthly Rent, Additional Rent or other charges hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impractical to determine, including, but not limited to, processing and accounting charges, administrative expenses, and additional interest expenses or late charges that Landlord may be required to pay as a result of late payment on Landlord’s obligations. Therefore, if any installment of Minimum Monthly Rent, Additional Rent or other charges is not received by Landlord on the date due, and without regard to whether Landlord gives Tenant notice of such failure or exercises any of its remedies upon an Event of Default, Tenant shall pay a late charge equal to the greater of ten percent (10%) of the overdue amount or One Hundred Dollars ($100). The parties hereby agree that such late charge represents a fair and reasonable estimate of the damages Landlord will incur by reason of late payment by Tenant. In addition, any amount due from Tenant that is not paid when due shall bear interest at a rate equal to two percent (2%) over the then current Bank of America prime or reference rate or ten percent (10%) per annum, whichever is greater, but not in excess of the maximum permissible legal rate, from the date such payment is due until the date paid by Tenant. Landlord’s acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default or prevent Landlord from exercising any other rights or remedies available to Landlord.

22.5 Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks. If Tenant is late in paying any component of rent more than three (3) times during the Lease Term, Landlord shall have the right, upon notice to Tenant, to require that all rent be paid three (3) months in advance. Additionally, if any of Tenant’s checks are returned for nonsufficient funds, or if Landlord at any time serves upon Tenant a Three Day Notice to Pay Rent or Quit (pursuant to California Civil Code Sections 1161 et seq. or any successor or similar unlawful detainer statutes), Landlord may, at its option, require that all future rent (including any sums demanded in any subsequent three (3) day notice) be paid exclusively by money order or cashier’s check.

23.	DEFAULT BY LANDLORD

23.1 Notice to Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to each Mortgagee as provided in Section 23.2, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.

23.2 Notice to Mortgagees. Tenant agrees to give each mortgagee or trust deed holder on the Premises or the Center (“Mortgagee”), by certified mail, a copy of any notice of default served upon Landlord, provided that Tenant has been previously notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days after Tenant’s notice within which to cure such default, or if such default cannot reasonably be cured within that time, then such additional time as may be necessary if, within said 30-day period, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure the default (including but not limited to commencement of foreclosure proceedings if necessary to affect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

23.3 Limitations on Remedies Against Landlord. In the event Tenant has any claim or cause of action against Landlord: (a) Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Building, and neither Landlord nor any of Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, or other related entities or individuals, or their respective successors and assigns (collectively, “Landlord’s Related Entities”), nor any other property of Landlord or Landlord’s Related Entities shall be liable for any deficiency, (b) none of Landlord’s Related Entities shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord), (c) no service of process shall be made against any of Landlord’s Related Entities (except as may be necessary to secure jurisdiction), and none of Landlord’s Related Entities shall be required to answer or otherwise plead to any service of process, (d) no judgment shall be taken against any of Landlord’s Related Entities and any judgment taken against any of Landlord’s Related Entities may be vacated and set aside at any time, and (e) no writ of execution will ever be levied against the assets of any of Landlord’s Related Entities. The covenants and agreements set forth in this Section shall be enforceable by Landlord and/or by any of Landlord’s Related Entities. If Landlord fails to give any consent that a court later holds Landlord was required to give under the terms of this Lease, Tenant shall be entitled solely to specific performance and such other remedies as may be specifically reserved to Tenant under this Lease, but in no event shall Landlord be responsible for monetary damages (including incidental and consequential damages) for such failure to give consent.

24.	GENERAL PROVISIONS

24.1 Action or Defense by Tenant. Any claim, demand or right of defense of any kind by Tenant that is based upon or arises in any connection with this Lease or negotiations prior to its execution shall be barred unless Tenant commences an action thereon or initiates a legal proceeding or defense by reason thereof within six (6) months after the date of the occurrence of the event, act or omission to which the claim, demand or right of defense relates. Tenant acknowledges and understands that, after having had an opportunity to consult with legal counsel, the purpose of this paragraph is to shorten the time period within which Tenant would otherwise have to raise such claims, demands or rights of defense.

24.2 Mediation. If any dispute ensues between Landlord and Tenant arising out of or concerning this Lease, and if said dispute cannot be settled through direct discussions between the parties, the parties shall first to attempt to settle the dispute through mediation before a mutually acceptable mediator. The cost of mediation shall be divided equally between the parties. The foregoing provisions regarding mediation shall not apply to any issue or claim that might properly be adjudicated in an unlawful detainer proceeding.

24.3 Attorneys’ Fees. Except as provided in Section 24.2, if either party brings any legal action or proceeding, declaratory or otherwise, arising out of this Lease, including any suit by Landlord to recover rent or possession of the Premises or otherwise to enforce this Lease, the losing party shall pay the prevailing party’s costs and attorneys’ fees and costs incurred in such proceeding. As used herein, “attorneys’ fees and costs” include without limitation attorneys’ fees and costs, printing, photocopying, duplicating and other expenses, air freight charges, fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, experts’ fees, appraisers’ fees, accountants’ fees, court costs, the fees of other professionals, costs incurred in connection with any and all arbitrations, mediations, post-judgment motions, contempt proceedings, garnishments, levies, debtor and third party examination, discovery and bankruptcy litigation. If Landlord issues notice(s) to pay rent, notice(s) to perform covenant, notice(s) of abandonment or similar documents as a result of Tenant’s default under this Lease, and if Tenant cures such default, Tenant shall pay to Landlord within fifteen (15) days of demand, the reasonable costs incurred by Landlord in preparing and delivering the same, including Landlord’s attorneys’ fees and costs

24.4 Authority of Landlord and Tenant. Landlord and Tenant represent and warrant that they have full power and authority to execute and fully perform their obligations under this Lease pursuant to their governing instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of Landlord and Tenant are the duly designated agents of Tenant and are authorized to do so. Prior to execution of this Lease, Tenant shall supply Landlord with such evidence as Landlord may request regarding the authority of Tenant to enter into this Lease and Landlord shall supply Tenant with such evidence as Tenant may request regarding the authority of Landlord to enter into this Lease. Any actual or constructive taking of possession of the Premises by Tenant shall constitute a ratification of this Lease by Tenant.

24.5 Binding Effect; Parties Benefited. Subject to the provisions of Article 18 restricting transfers by Tenant and subject to Section 24.26 regarding transfer of Landlord’s interest, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Except for Landlord’s employees and agents (including without limitation any property manager or property management firm engaged by Landlord with respect to the Premises), each of whom shall be entitled to the benefits of and shall be third party beneficiaries of the provisions of Articles 12 and 13, no third person shall be entitled to enforce or be entitled to any rights hereunder or be a third party beneficiary of any term or provision this Lease.

24.6 Brokers. Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this transaction except only the broker(s) set forth in Section 1.11 of the Basic Lease Provisions, and it knows of no other real estate broker or agent who is entitled to a commission in connection with this transaction. Tenant acknowledges that certain partners, affiliates or members of Landlord, or their respective officers, directors, shareholders, members or employees, may hold real estate sales person or broker licenses, and as such may have negotiated, or may have a financial interest in, this transaction.

24.7 Construction. The headings and captions used in this Lease are for convenience only and are not a part of the terms and provisions of this Lease. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant, its subtenants and assigns and their respective agents, employees, contractors, and invitees, and any others using the Premises with Tenant’s express or implied permission.

24.8 Counterparts. This Lease may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Lease binding on all parties after all parties have signed such a counterpart.

24.9 Covenants and Conditions. Each provision to be performed by Tenant shall be deemed to be both a covenant and a condition.

24.10 Entire Agreement. This Lease, together with any and all exhibits, schedules, riders and addenda attached or referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes, cancels and merges any and all previous verbal or written negotiations, arrangements, representations, brochures, displays, models, photographs, renderings, floor plans, elevations, projections, estimates, agreements and understandings if any, made by or between Landlord and Tenant and their agents, with respect to the subject matter, and none thereof shall be used to interpret, construe, supplement or contradict this Lease. This Lease and all amendments thereto is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. There are no other representations or warranties between the parties, and all reliance with respect to representations is solely based upon the representations and agreements contained in this Lease.

24.11 Exhibits. Any and all exhibits, schedules, riders and addenda attached or referred to herein are hereby incorporated herein by reference.

24.12 Financial Statements. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements from the most recent prior year as are reasonably requested by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. Tenant may submit either audited or proforma financial statements depending upon what is available to Tenant at the time. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All such financial statements shall be received in confidence and shall be used only for the purposes set forth herein. Tenant hereby irrevocably authorizes Landlord to conduct credit checks and other investigations into Tenant’s financial affairs.

24.13 Force Majeure. The term “Force Majeure Delay” as used in the Lease or the attached Work Letter (see Exhibit “D”) shall mean any actual delay in the design and construction of the Tenant Improvements and the move into the Premises which is attributable to any: (1) actual delay or failure to perform attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of a public enemy, war, bioterrorism, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (2) delay attributable to the failure of Landlord and/or Tenant to secure building permits and approvals within the same time period that normally prevailed for obtaining such permits at the time this Lease was negotiated; (3) delay in completing the Final Plans (as defined in Exhibit “D”) and/or the construction of the Tenant Improvements because of changes in any applicable laws, including, without limitation, the Americans with Disabilities Act (the “ADA”), or the interpretation thereof; (4) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives; (5) other natural disaster, unusual and unforeseeable delay that results from an interruption of any public utilities; or (6) other unusual and unforeseeable delay not within the reasonable control of Landlord.

24.14 Governing Law. This Lease shall be governed, construed and enforced in accordance with the laws of the State of California.

24.15 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant, each of them is jointly and severally liable for all of the obligations of Tenant hereunder.

24.16 Modification. The provisions of this Lease may not be modified or amended, except by a written instrument signed by all parties.

24.17 Modification for Lender. If, in connection with obtaining financing or refinancing for the Premises or the Center, Landlord’s lender requests reasonable modifications to this Lease, Tenant will not unreasonably withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially and adversely affect Tenant’s rights hereunder.

24.18 Nondiscrimination. Tenant for itself and its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, agrees to comply fully with any and all laws and other requirements prohibiting discrimination against any person or group of persons on account of race, color, religion, creed, sex, marital status, sexual orientation, national origin, ancestry, age, physical handicap or medical condition, in the use occupancy or patronage of the Premises and/or of Tenant’s business. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against all damage and liability incurred by Landlord in the event of any violation of the foregoing covenant or because of any event of or practice of discrimination against any such persons or group of persons by Tenant or its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, in accordance with the indemnification provisions of Article 13.

24.19 Notice. Any and all notices to either party shall be personally delivered, sent by recognized courier service (such as Federal Express or United Parcel Service), or sent by certified mail, return receipt requested, postage prepaid, addressed to the party to be notified at the address specified in Section 1.1, or at such other address as such party may from time to time designate in writing. Notice shall be deemed delivered on the date of personal delivery, on the date scheduled for delivery by such courier service, or three (3) business days after deposit in the U.S. Mail, certified, return receipt requested. Provided, however, that any notice required pursuant to California Code of Civil Procedure Sections 1161 et seq. may be given as provided in such sections. Any and all notices provided herein that Landlord may give setting forth or alleging any default or breach of this Lease, or of any failure of Tenant to perform its obligations hereunder shall be deemed to satisfy, and shall not be in addition to, any and all legal notices required prior to the commencement of an unlawful detainer action, including without limitation the notices required pursuant to California Code of Civil Procedure Sections 1161 et seq.

24.20 Partial Invalidity. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby. Each provision shall be valid and enforceable to the fullest extent permitted by law.

24.21 Quiet Enjoyment. Landlord agrees that Tenant, upon paying the rent and performing the terms, covenants and conditions of this Lease, may quietly have the right to use and occupy the Premises as against Landlord during the Lease Term, subject, however, to the lien and provisions of any mortgage or deed of trust to which this Lease is or becomes subordinate.

24.22 Recording; Non-Disclosure. Tenant shall not record this Lease or any memorandum hereof without Landlord’s prior written consent. Tenant shall not, without the express written consent of Landlord, disclose the terms or provisions of this Lease to any person, except for Tenant’s employees, agents, attorneys, officers and directors whose duties require such persons to be informed of such matters, or except as required by law.

24.23 Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Landlord and any other person or entity (including, without limitation, Tenant) or as causing Landlord to be responsible in any way for the debts or obligations of such other person or entity.

24.24 Intentionally Omitted.

24.25 Time of the Essence. Time is of the essence of each and every provision of this Lease.

24.26 Transfer of Landlord’s Interest. In the event of a sale, assignment, exchange or other disposition of Landlord’s interest in the Premises, other than a transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said sale, assignment, exchange or other disposition, provided that any Security Deposit or other funds then held by Landlord in which Tenant has an interest are delivered to Landlord’s successor. The obligations to be performed by Landlord hereunder shall be binding on Landlord’s successors and assigns only during their respective periods of ownership.

24.27 Waiver. No provision of this Lease or the breach thereof shall be deemed waived, except by written consent of Landlord. A waiver of any such breach shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision. No delay or omission by Landlord in exercising any of its remedies shall impair or be construed as a waiver thereof, unless such waiver is expressly set forth in a writing signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any previous breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such previous breach at the time of acceptance of such rent. Tenant hereby waives any and all rights conferred by section 3275 of the Civil Code of California and by Sections 1174 (c) and 1179 of the Code of Civil Procedure of California and any and all other regulations and rules of law from time to time in effect during the term providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s breach.

24.28 OFAC Certification. Tenant and each Guarantor hereby jointly and severally certify, warrant, represent and covenant to and for the benefit of Landlord as follows: (a) Tenant and each of its subsidiaries, predecessors, agents, direct and indirect owners and their respective affiliates has at all applicable times been, is now and will in the future be, in compliance with U.S. Executive Order 13224 and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against any of them alleging any failure to so comply; (b) neither Tenant nor any Guarantor or any of their respective agents, subsidiaries or other affiliates has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or the imposition of any civil or criminal penalty against any of them for any failure to so comply; (c) prior to any changes in direct or indirect ownership of Tenant or any Guarantor, Tenant shall give a written notice to Landlord signed by Tenant and each Guarantor advising Landlord in reasonable detail as to the proposed ownership change, and reaffirming that the representations and warranties herein contained will remain true and correct; and (d) Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

25.	LANDLORD AS CO-OWNERSHIP

The Center is owned by multiple co-owners, of which Canta Rana Ranch, L.P., a California limited partnership, is one. Canta Rana Ranch, L.P., a California limited partnership, is executing this Lease on behalf of and as authorized agent for such purpose on behalf of all co-owners of the Center. All references in the Lease to “Landlord” shall mean a reference to all co-owners of the Center as of the date the Lease is executed.

26.	OPTION TO RENEW

Provided the Lease is in full force and effect and there is not, at the time of exercise, an uncured Event of Default by Tenant under any of the terms and conditions of the Lease, Tenant shall have one (1) option (“Option”) to renew this Lease, for a term of five (5) years (“Extension Term”), for the Premises being leased by Tenant under this Lease as of the date the relevant Extension Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

26.1 Option Notice. If Tenant elects to exercise its Option, then Tenant shall provide Landlord with written notice (“Option Notice”) no less than the date which is two hundred seventy (270) days prior to the expiration of the then existing term. If Tenant fails to provide such notice, Tenant shall have no further or additional rights to extend or renew the term of this Lease.

26.2 Extension Term. The Minimum Monthly Rent for the Extension Term (the “ Extension Term”) shall adjust to an amount equal to the Fair Market Rental Rate (as defined below) for the Premises. In no event shall the Minimum Monthly Rent during the Extension Term be less than the Minimum Monthly Rent during the preceding year.

26.2.1 As used in this Lease, “Fair Market Rental Rate” shall mean the most probable effective monthly base rent which the Premises should bring in a competitive and open market under all conditions requisite to a fair rental, the Landlord and Tenant each acting prudently and knowledgeably, and neither being under any compulsion to lease and both having reasonable knowledge of relevant facts. Determination of the Fair Market Rental Rate (as well as other terms and conditions) shall include, without limitation, the consideration of (i) the effective rent then being obtained for lab space comparable in size, location and quality to the Premises for a similar term, which comparable lab space is located in other comparable buildings and projects in the same submarket (Sorrento Mesa), (ii) recently completed transactions at the project where the Building and Premises are located, (iii) rental abatement concessions reflecting free rent and/or no rent, (iv) free parking, if any (v) size and location of the Premises being leased (including the floor level), quality and location of project, (vi) the extent of services to be provided to the Premises, (vii) the date as of which the Fair Market Rental Rate is to become effective, (viii) additional discounts or concessions provided to tenants of similar credit worthiness as Tenant for comparable space, (ix) all other monetary and non-monetary concessions, if any, being granted to tenants in connection with comparable space, and (x) other generally applicable terms and conditions of tenancy for comparable space which could include tenant improvement allowances and leasing commissions paid by landlords. If a fee or rent is charged or allocated by Landlord for parking passes for the Premises, then such fact shall be taken into account in evaluating the Fair Market Rental Rate for the Premises. In determining the fair market base rent for the Premises, no value shall be placed on any tenant improvements to the Premises paid for by Tenant. Fair Market Rental Rate shall be determined as follows:

(a) Within thirty (30) days after the Option Notice for the Extension Term, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the new fair market rental rate for the Extension Term. If Landlord and Tenant have not agreed upon the new Minimum Monthly Rent for the Premises at least thirty (30) days after the Option Notice, then the Fair Market Rental Rate shall be determined by appraisal as described below.

(b) Landlord and Tenant shall attempt to agree in good faith upon a single appraiser (which appraiser shall be an independent qualified third party appraiser with at least ten (10) years experience as an MAI commercial real estate appraiser in dealing with buildings of the same type and quality as the Premises in the same submarket) within sixty (60) days after the Option Notice. If Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint an appraiser not later than seventy (70) days after the Option Notice. If Landlord and Tenant agree upon a single appraiser, or if either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Market Rental Rate of the Premises within ninety (90) days of the Option Notice. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the Fair Market Rental Rate of the Premises. If two appraisers are appointed, they shall jointly determine the Fair Market Rental Rate or, if the appraisers cannot agree, each appraiser shall promptly proceed to mutually select a third appraiser, who shall have the aforesaid qualifications of an appraiser. Such third appraiser shall determine the Fair Market Rental Rate of the Premises and shall deliver to both Landlord and Tenant a copy of such determination within ninety (90) days after the Option Notice. If the original two appraisers shall fail to agree upon the selection of a third appraiser within ten (10) days of the request of either, the same shall be appointed by the presiding judge of the Superior Court of the State of California, in and for the County of San Diego, acting in his/her individual and nonofficial capacity on the application of either party and on ten (10) days’ notice to the other party. Each party shall bear the cost of its own appraiser and the parties shall share equally the cost of the single or third appraiser if applicable.

(c) The determination of Fair Market Rental Rate pursuant to such appraisal process shall be binding on Landlord and Tenant, unless Tenant gives written notice to Landlord of its rejection of such determination within fourteen (14) days after such determination is made, in which event the Option Notice shall be null and void and this Lease shall expire at the end of the then-current term.

26.3 Non-Transferable. Once Tenant has exercised the Option, Tenant shall have no further right to extend the term of the Lease. The Option is not transferable; the parties hereto acknowledge and agree that they intend the aforesaid Option shall be “personal” to Tenant and that in no event will any assignee or sublessee have any rights to exercise the aforesaid Option.

26.4 No Right to Exercise Option. Tenant shall not have the right to exercise the Option described above, notwithstanding anything set forth above to the contrary: (a) during any period of time in which an Event of Default has occurred under any provision of this Lease and continuing until the default is cured; and/or (b) during the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid (after the giving of written notice thereof to Tenant required pursuant to the Lease) and continuing until the obligation is paid. The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the foregoing provisions of this Section, even if the effect thereof is to eliminate Tenant’s right to exercise the Option.

27.	CONFIDENTIALITY

Each party to this Lease shall agree to keep the terms and conditions hereof confidential and shall neither disclose this Lease nor the terms and conditions hereto to any other person, entity or association, except where required by applicable law. The negotiations and agreements reached between the parties that form this Lease and any future negotiations regarding the Lease shall constitute Confidential Information. The Confidential Information is proprietary and to be held in strict confidence. This oath and condition of confidentiality shall apply to Landlord and Tenant and their respective partners, successors, subsidiaries, affiliates, shareholders, directors, officers, employees, entity members, spouses, attorneys, accountants, consultants, brokers, agents, principals and representatives, and each of their employees, officers, directors, representatives, contractors, consultants and attorneys (hereafter, collectively referred to as Affiliates). Landlord and Tenant agree that neither the parties nor any of the Affiliates shall directly or indirectly disclose, duplicate, reproduce, distribute, disseminate, transmit, discuss or otherwise communicate, either verbally or in writing, any Confidential Information for any purpose. The foregoing notwithstanding, Landlord and Tenant may disclose Confidential Information only to directors, officers, entity members, employees and attorneys having a business need to know (collectively, Authorized Persons), so long as the disclosing party informs each of the Authorized Persons that the Confidential Information is the confidential, proprietary information of the parties and such Authorized Persons agree to be bound by the terms of confidentiality set forth in this Lease. If the Confidential Information is required to be disclosed to any other person, entity, or association, the disclosing party shall use its good faith efforts to first give the other non-disclosing party(ies) not less than ten (10) days prior written notice.

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND/OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO RESERVE THE PREMISES OR TO LEASE THE PREMISES TO TENANT. THIS LEASE SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT. UNTIL LANDLORD DELIVERS A FULLY EXECUTED COUNTERPART HEREOF TO TENANT, LANDLORD HAS THE RIGHT TO OFFER AND TO LEASE THE PREMISES TO ANY OTHER PERSON TO THE EXCLUSION OF TENANT.

EXECUTED, by Landlord and Tenant as of the date first written above.

TENANT:		LANDLORD:

PHAGE BIOTECHNOLOGY CORPORATION a Delaware corporation		CANTA RANA RANCH, L.P., a California limited partnership

		By:	COLLINS LAND COMPANY, LLC, a California limited liability company

By:	/s/ Mickael A. Flaa	By:	/s/ Chris Collins

Title:	Chief Financial Officer	Title:	Member

By:		By:

Title:		Title:

Tenant’s Information:

EIN:	33-0795984

EXHIBIT “A-1”

SITE/FLOOR PLAN OF PREMISES/

DESCRIPTION OF CENTER

Exhibit A is intended only to show the general layout of the Premises and the Center as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Section 15.4 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

EXHIBIT “A-2”

SITE/FLOOR PLAN OF PREMISES/

DESCRIPTION OF CENTER

Exhibit A is intended only to show the general layout of the Premises and the Center as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Section 15.4 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

AIRLOCK
505
AIRLOCK
517
MATERIALS
504
CLEAN CORRIDOR
516
TISSUE CULTURE
515
LAB
506
FERMENTATION
514
LAB
523
PREP
507
PURIFICATION
MEDIA PREP
CLEAN STAGING
508
AIRLOCK
502
WOMENS R/R
513
OPEN OFFICE
AREA
510
FILLING
511
INSP/PACKAGING
501
MENS R/R
RECEPTION
MEETING
503
GOWN
500
SCRUBS

EXHIBIT “B”

RULES AND REGULATIONS

The following Rules and Regulations shall apply to the Center. Tenant agrees to comply with the same and to require its agents, employees, contractors, customers and invitees to comply with the same. Landlord shall have the right from time to time to amend or supplement these Rules and Regulations, and Tenant agrees to comply, and to require its agents, employees, contractors, customers and invitees to comply, with such amended or supplemented Rules and Regulations, provided that (a) notice of such amended or supplemental Rules and Regulations is given to Tenant, and (b) such amended or supplemental Rules and Regulations apply uniformly to all tenants of the Center. If Tenant or its subtenants, employees, agents, or invitees violate any of these Rules and Regulations, resulting in any damage to the Center or increased costs of maintenance of the Center, or causing Landlord to incur expenses to enforce the Rules and Regulations, Tenant shall pay all such costs to Landlord. In the event of any conflict between the Lease and these or any amended or supplemental Rules and Regulations, the provisions of the Lease shall control.

1.	Tenant shall be responsible at its sole cost for the removal of all of Tenant’s refuse or rubbish. All garbage and refuse shall be disposed of outside of the Premises, shall be placed in the kind of container specified by Landlord, and shall be prepared for collection in the manner and at the times and places specified by Landlord. If Landlord provides or designates a service for picking up refuse and garbage, Tenant shall use the same at Tenant’s sole cost. Tenant shall not burn any trash or garbage of any kind in or about the Premises. If Landlord supplies janitorial services to the Premises, Tenant shall not, without Landlord’s prior written consent, employ any person or persons other than Landlord’s janitorial service to clean the Premises.

2.	No aerial, satellite dish, transceiver, or other electronic communication equipment shall be erected on the roof or exterior walls of the Premises, or in any other part of the Center, without Landlord’s prior written consent. Any aerial, satellite dish, transceiver, or other electronic communication equipment so installed without Landlord’s prior written consent shall be subject to removal by Landlord without notice at any time and without liability to Landlord.

3.	No loudspeakers, televisions, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Premises without Landlord’s prior written consent. Tenant shall conduct its business in a quiet and orderly manner so as not to create unnecessary or unreasonable noise. Tenant shall not cause or permit any obnoxious or foul odors that disturb the public or other occupants of the Center. If Tenant operates any machinery or mechanical equipment that causes noise or vibration that is transmitted to the structure of the Building, or to other parts of the Center, to such a degree as to be objectionable to Landlord or to any other occupant of the Center, Tenant shall install and maintain, at Tenant’s expense, such vibration eliminators or other devices sufficient to eliminate the objectionable noise or vibration.

4.	Tenant shall keep the outside areas immediately adjoining the Premises clean and free from dirt, rubbish, pallets and other debris to the satisfaction of Landlord. If Tenant fails to cause such outside areas to be maintained as required within twelve (12) hours after verbal notice that the same do not so comply, Tenant shall pay a fee equal to the greater of Fifty Dollars ($50.00) or the costs incurred by Landlord to clean up such outside areas.

5.	Tenant shall not store any merchandise, inventory, equipment, supplies, finished or semi-finished products, raw materials, or other articles of any nature outside the Premises (or the building constructed thereon if the Premises includes any outside areas) without Landlord’s prior written consent.

6.	Tenant and Tenant’s subtenants, employees, agents, or invitees shall park only the number of cars allowed under the Lease and only in those portions of the parking area designated for that purpose by Landlord. Upon request by Landlord, Tenant shall provide the license plate numbers of the cars of Tenant and Tenant’s employees in order to facilitate enforcement of this regulation. Tenant and Tenant’s employees shall not store vehicles or equipment in the parking areas, or park in such a manner as to block any of the accessways serving the Center and its occupants.

7.	The Premises shall not be used for lodging, sleeping, cooking, or for any immoral or illegal purposes, or for any purpose that will damage the Premises or the reputation thereof. Landlord reserves the right to expel from the Center any person who is intoxicated or under the influence of liquor or drugs or who shall act in violation of any of these Rules and Regulations. Tenant shall not conduct or permit any sale by auction on the Premises. No video, pinball, or similar electronic game machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

8.	Neither Tenant nor Tenant’s employees or agents shall disturb, solicit, or canvas any occupant of the Center, and Tenant shall take reasonable steps to discourage others from doing the same.

9.	Tenant shall not keep in, or allow to be brought into, the Premises or Center any pet, bird or other animal, other than “seeing-eye” dogs or other animals under the control of and specifically assisting any disabled person.

10.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be disposed of therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant. Tenant shall not waste or use any excessive or unusual amount of water.

11.	Tenant shall use, at Tenant’s cost, such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require.

12.	Tenant will protect the carpeting from undue wear by providing carpet protectors under chairs with casters, and by providing protective covering in carpeted areas where spillage or excessive wear may occur.

13.

Tenant shall be responsible for repair of any damage caused by the moving of freight, furniture or other objects into, within, or out of the Premises or the Center. No heavy objects (such as safes, furniture, equipment, freight, etc.) shall be placed upon any floor without Landlord’s prior written approval as to the adequacy of the allowable floor loading at the point where the objects are intended to be moved or stored. Landlord may specify the time of moving to minimize any inconvenience to other occupants of the Center. If the Building is equipped with a freight elevator, all deliveries to and from the Premises shall be made using the freight elevator during the time periods specified by Landlord, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate.

14.	Without Landlord’s prior written consent, no drapes or sunscreens of any nature shall be installed in the Premises and the sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the building shall not be covered or obstructed. Tenant shall have the right to select and install the type of window coverings at Tenant’s expense. Tenant shall not mark, drive nails, screw or drill into, paint, or in any way deface any surface or part of the building. Notwithstanding the foregoing, Tenant may hang pictures, blackboards, or similar objects, provided Tenant repairs and repaint any nail or screw holes, and otherwise returns the premises to the condition required under the Lease and the expiration or earlier termination of the Lease Term. The expense of repairing any breakage, stoppage, or damage resulting from a violation of this rule shall be borne by Tenant.

15.	No electrical wiring, electrical apparatus, or additional electrical outlets shall be installed in the Premises without Landlord’s prior written approval. Any such installation not so approved by Landlord may be removed by Landlord at Tenant’s expense. Tenant may not alter any existing electrical outlets or overburden them beyond their designed capacity. Landlord reserves the right to enter the Premises, with reasonable notice to Tenant, for the purpose of installing additional electrical wiring and other utilities for the benefit of Tenant or adjoining tenants. Landlord will direct electricians as to where and how telephone and affixed wires are to be installed in the Premises. The location of telephones, call boxes, and other equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

16.	If Tenant’s use of the Premises involves the sale and/or preparation of food, Tenant shall at all times maintain a health department rating of “A” (or such other highest health department or similar rating as is available). Any failure by Tenant to maintain such “A” rating twice in any twelve (12) month period shall, at the election of Landlord, constitute a noncurable Event of Default under the Lease.

17.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

19.	If Tenant occupies any air-conditioned space, Tenant shall keep entry doors opening onto corridors, lobby or courtyard closed at all times. All truck and loading doors shall be closed at all times when not in use.

20.	Tenant shall not paint any floor of the Premises without Landlord’s prior written consent. Prior to surrendering the Premises upon expiration or termination of the Lease, Tenant shall remove any paint or sealer therefrom (whether or not previously permitted by Landlord) and restore the floor to its original condition as of the Commencement Date, reasonable wear and tear excepted. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.

/s/ MAF
Tenant’s Initials

EXHIBIT “C”

SIGN CRITERIA

TENANT TO OBTAIN APPROVAL OF LANDLORD FOR ITS SIGNAGE.

EXHIBIT “D”

WORK LETTER

This WORK LETTER (“Agreement”) is being entered between Canta Rana Ranch, L.P., a California limited partnership (“Landlord”), and Phage Biotechnology Corporation, a Delaware corporation (“Tenant”), in connection with the execution of the Standard Industrial Net Lease between Landlord and Tenant of even date herewith (“Lease”), who hereby agree as follows:

1. GENERAL.

(a) The purpose of this Agreement is to set forth how the Tenant Improvements (as defined in Section 6 below) in the Premises are to be constructed, who will undertake the construction of the Tenant Improvements, and who will pay for the construction of the Tenant Improvements.

(b) Except as defined in this Agreement to the contrary, all terms utilized in this Agreement shall have the same meaning ascribed to them in the Lease.

(c) The provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.

(d) The Tenant Improvements shall be constructed pursuant to this Agreement by Landlord. Landlord shall provide Tenant Improvement Allowances in accordance with Section 7 below.

2. COMMENCEMENT DATE. The “Commencement Date” shall have the definition set forth in Section 1.3 of the Lease. In addition, the Tenant Improvements shall be deemed to be “Substantially complete” as also described in Section 1.2 thereunder.

(a) Force Majeure Delay. The term “Force Majeure Delay” as used in the Lease or this Agreement shall mean any actual delay in the design and construction of the Tenant Improvements and the move into the Premises which is attributable to any: (1) actual delay or failure to perform attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of a public enemy, war, bioterrorism, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (2) delay attributable to the failure of Landlord and/or Tenant to secure building permits and approvals within the same time period that normally prevailed for obtaining such permits at the time this Lease was negotiated; (3) delay in completing the Final Plans (as defined in Exhibit “D”) and/or the construction of the Tenant Improvements because of changes in any applicable laws, including, without limitation, the Americans with Disabilities Act (the “ADA”), or the interpretation thereof; (4) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives; (5) other natural disaster, unusual and unforeseeable delay that results from an interruption of any public utilities; or (6) other unusual and unforeseeable delay not within the reasonable control of Landlord.

(b) Landlord Delay. The term “Landlord Delay” as used in the Lease or this Agreement shall mean any actual delay in the design and construction of the Tenant Improvements and the move into the Premises which is due to any wrongful or negligent act or omission of Landlord, its agents or contractors (including acts or omissions while acting as agent or contractor for Tenant). The term Landlord Delay shall include any: (1) delay in the giving of authorizations or approvals by Landlord; and (2) delay attributable to the negligent acts or failures to act of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the Tenant Improvements. Tenant shall notify Landlord in writing of a claim of Landlord delay. Should the parties mutually agree that a Landlord delay has taken place, the Commencement Date will be modified on a one for one day basis. There shall be no modification to Commencement Date: (i) where such inaccuracy could have been determined by a measurement or visual inspection of the Premises or (ii) to the extent that Tenant needs to reinforce the foundation or the roof due to Tenant’s improvements to the Premises.

(c) Tenant Delay. In no event shall the Commencement date of the Lease be extended or delayed due or attributable to delays due to the fault of Tenant (“Tenant Delays”). Tenant Delays shall include delays caused by or resulting from any one or more of the following:

(i) Tenant’s failure to timely reviews and reasonably approves the Working Drawings or to promptly cooperate with Landlord’s representatives or Landlord’s Design Team and furnish information to said parties for the preparation of the Preliminary Plans and Working Drawings;

(ii) Tenant’s request for or use of special materials, finishes or installations that are not readily available;

(iii) Change orders requested by Tenant to the extent of the delay period specified in an approved changed order or the actual delay period, if shorter;

(iv) Interference by Tenant or Tenant’s agents with Landlords construction activities;

(v) Tenant’s failure to approve any other item or perform any other obligation in accordance with and by the dates specified herein or in the Construction Contract;

(vi) Tenant’s requested changes in the Space Plans, Working Drawings or any other plans and specifications after the approval thereof by Tenant or submission thereof by Tenant to Landlord;

(vii) Tenant’s obtaining or failure to obtain any necessary governmental approvals or permits for Tenant’s intended use of the Premises.

3. PREPARATION OF PLANS AND CONSTRUCTION SCHEDULE AND PROCEDURES. Landlord shall arrange for the construction of the Tenant Improvements in accordance with the following schedule:

(a) Selection of Design Team. Landlord shall select an architect (“Architect”) and an engineer (“Engineer”) familiar with all applicable laws and registered in the State of California. Tenant shall cause the Architect to submit to Landlord the Space Plan for Landlord’s review and approval. Within five (5) business days after Landlord receives the Space Plan, Landlord shall either approve or provide Tenant with the reasons that Landlord is disapproving the Space Plan and return the Space Plan to Tenant. In such event, Landlord shall require, and Tenant shall cause the Architect to make the necessary changes necessary in order to address Landlord’s comments and shall return the Space Plan to Landlord, which Landlord shall approve or disapprove within three (3) business days after Landlord receives the revised Space Plan. This procedure shall be repeated until the Space Plan is approved by Landlord and written approval has been delivered to and received by Tenant. The complete Space Plan shall be submitted by Tenant to Landlord in one package and at one time, and the time periods for Landlord’s approval shall apply with respect to each resubmittal until finally approved by Landlord.

(b) Preparation and Approval of Space Plan. Tenant shall submit to the Architect all additional information, including occupancy requirements for the Premises, necessary to enable the Architect to prepare a space plan showing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, computer rooms, mini-service kitchens, etc. (“Space Plan”) and the Working Drawings (as defined below).

(c) Preparation and Approval of Working Drawings. After the Space Plan is approved by Landlord, Tenant shall submit to Landlord drawings prepared by the Architect (“Working Drawings”) which shall be compatible with the design, construction and equipment of the Building, include Building standard items, mutually agreeable upgrades, comply with all applicable laws, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements, and the preparation of the Engineering Drawings (as defined in Subsection (e) below), and contain all demising walls, corridors, entrances, exists, interior partition locations, plumbing locations, air conditioning system and duct work, special air conditioning requirements, reflected ceiling plans, office equipment locations, air handling systems, etc. The Working Drawings shall be submitted in one package at one time, and the time periods for Landlord’s approval shall apply with respect to each resubmittal until finally approved by Landlord.

Landlord shall approve the Working Drawings within seven (7) business days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Working Drawings in order to correct any problem and shall return the Working Drawings to Tenant. Tenant shall make the necessary changes necessary in order to correct any such problem and shall return the Working Drawings to Landlord, which Landlord shall approve or disapprove within three (3) business days after Landlord receives the revised Working Drawings. This procedure shall be repeated until all of the Working Drawings are approved by Landlord and written approval has been delivered to and received by Tenant.

Landlord’s approval of any drawings shall not in any way relieve the Architect, Engineers or General Contractor of their obligations, responsibilities, or liabilities associated with the design and/or construction of this project. Landlord’s approval is limited in scope as set forth in the terms and conditions of this Agreement.

(d) Preparation and Approval of Engineering Drawings. After the Working Drawings are finally approved by Landlord, Tenant shall submit to Landlord, for Landlord’s review and approval, engineering drawings prepared by the Engineer, showing complete mechanical, electrical, plumbing, HVAC, telecommunication, and computer cabling plans (“Engineering Drawings”). The Engineering Drawings may be submitted in one (1) or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

Landlord shall approve the Engineering Drawings, or such portion as has from time to time been submitted, within seven (7) business days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Engineering Drawings in order to correct any problem, and shall return the Engineering Drawings to Tenant. Tenant shall make the minimum changes necessary in order to correct any such problem and shall return the Engineering Drawings to Landlord, which Landlord shall approve or disapprove within three (3) business days after Landlord receives the revised Engineering Drawings. This procedure shall be repeated until the Engineering Drawings are approved by Landlord and written approval has been delivered to and received by Tenant.

(e) Integration of Working Drawings and Engineering Drawings into Final Plans. After Landlord has approved the Engineering Drawings, Tenant shall cause the Architect to integrate the approved Working Drawings with the approved Engineering Drawings (collectively “Final Plans”) and deliver the Final Plans to Landlord. Tenant may submit the Final Plans in one (1) or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

Landlord shall approve the Final Plans within five (5) business days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Final Plans in order to correct any problem, and shall return the Final Plans to Tenant. Tenant shall make the changes necessary in order to correct any such problem and shall return the Final Plans to Landlord, which Landlord shall approve or disapprove within three (3) business days after Landlord receives the revised Final Plans. This procedure shall be repeated until all of the Final Plans are finally approved by Landlord and written approval has been delivered to and received by Tenant.

4. CONTRACTOR AND REVIEW OF PLANS.

(a) Selection of Landlord’s Contractor. Landlord shall select a contractor (“Landlord’s Contractor”) familiar with all applicable laws.

(b) Landlord’s Review Responsibilities. Tenant agrees and understands that the review of all plans pursuant to this Agreement by Landlord is solely to protect the interests of Landlord in the Building, Landlord shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such plans or compliance of such plans with applicable laws.

(c) Review Costs. Tenant shall not reimburse to Landlord costs incurred in approving the Space Plan, Working Drawings, Engineering Drawings and Final Plans, except as provided in Section 7 below.

5. CONSTRUCTION OF THE TENANT IMPROVEMENTS. After the Final Approval by Landlord, the Tenant shall submit the approved Working Drawings to the appropriate governmental body or bodies for final plan checking and a building permit. After a building permit for the work has been issued and upon selection of Landlord’s Contractor, Tenant shall enter into a construction contract (the “Construction Contract”) with Landlord’s Contractor to cause the construction of the Tenant Improvements which shall be carried out in conformance with the Working Drawings in a good and workmanlike manner using first-class materials. The Construction Contract shall provide that Landlord’s Contractor shall submit invoices to Tenant for all of the costs and expenses of construction of the Tenant Improvements (described below). Upon Tenant’s approval of the invoices, Landlord shall be responsible for payment of the invoices in an amount not to exceed the Tenant Improvement Allowances (described below after deduction for any costs for design, permitting, etc.), which shall be paid directly by Landlord to Landlord’s Contractor. All invoices for the remaining costs and expenses shall be paid for by Tenant at its sole cost and expense. Landlord shall see that the construction complies with all applicable building, fire, health and sanitary codes and regulations. Landlord’s Contractor shall commence and diligently proceed with the construction of all the Tenant Improvements and Landlord’s Contractor shall use commercially reasonable efforts to expeditiously complete the Tenant Improvements, subject to delays beyond the control of Landlord or its contractor or subcontractors, including Tenant Delays and force majeure.

6. TENANT IMPROVEMENTS. The term “Tenant Improvements” shall mean all improvements shown in the Final Plans as integrated by the Architect, and, to the extent specified in the Final Plans, all signage, built-ins, related cabinets, reception desks to the extent specified in the mill work or comparable contracts, and all carpets and floor coverings, but, except as provided above, Tenant Improvements shall not include any personal property of Tenant

7. TENANT IMPROVEMENT ALLOWANCE.

7.1 Office Space. Landlord shall be responsible for bearing all costs and expenses of completing the Tenant Improvements for the office space (“Office Tenant Improvements”) up to a maximum of Seventy Three Thousand Three Hundred Twenty Dollars ($73,320.00) (the “Office Tenant Improvement Allowance”). Office Tenant Improvement costs shall include all costs related to the following: (i) hard construction costs; (ii) standard contractor overhead and profit; (iii) design costs; (iv) governmental processing and permitting costs; (v) utility separation; and (vi) any other costs related to Tenant’s occupancy. Such costs shall be paid by for Landlord from the Office Tenant Improvement Allowance upon receipt of any invoices, receipts, and/or other request for payment in connection with the construction of the Office Tenant Improvements at the Premises. Said Office Tenant Improvement Allowance shall also include a construction management fee payable to Landlord equivalent to five percent (5%) of the total cost of the Office Tenant Improvements. All costs and expenses in excess of the Office Tenant Improvement Allowance shall be payable by Tenant upon demand by Landlord.

If Landlord at any time determines that the cost of the Office Tenant Improvements is likely to exceed the amount of the Office Tenant Improvement Allowance, Landlord may require Tenant to advance such estimated additional excess (the “Additional Excess Amount”) to Landlord prior to (and as a condition to) commencing or completing the Office Tenant Improvements, and any failure by Tenant within ten (10) days to provide such funds to Landlord shall constitute an Event of Default under the Lease.

7.2 Lab Space. Landlord shall be responsible for bearing all costs and expenses of making adjustments to the lab space (“Lab Tenant Improvements”) up to a maximum of Fifty Four Thousand Seven Hundred Twenty Dollars ($54,720.00) (the “Lab Tenant Improvement Allowance”). Lab Tenant Improvement costs shall include all costs related to the following: (i) hard construction costs; (ii) standard contractor overhead and profit; (iii) design costs; (iv) governmental processing and permitting costs; (v) utility separation; and (vi) any other costs related to adjustments to the lab space. Such costs shall be paid by for Landlord from the Lab Tenant Improvement Allowance upon receipt of any invoices, receipts, and/or other request for payment in connection with the construction of the Lab Tenant Improvements at the Premises. Said Lab Tenant Improvement Allowance shall also include a construction management fee payable to Landlord equivalent to five percent (5%) of the total cost of the Lab Tenant Improvements. All costs and expenses in excess of the Lab Tenant Improvement Allowance shall be payable by Tenant upon demand by Landlord.

If Landlord at any time determines that the cost of the Lab Tenant Improvements is likely to exceed the amount of the Lab Tenant Improvement Allowance, Landlord may require Tenant to advance such estimated additional excess (the “Additional Excess Amount”) to Landlord prior to (and as a condition to) commencing or completing the Lab Tenant Improvements, and any failure by Tenant within ten (10) days to provide such funds to Landlord shall constitute an Event of Default under the Lease.

8. INTENTIONALLY DELETED.

9. CHANGE ORDERS. In the event that Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such reasonable changes within three (3) business days after Landlord’s receipt of same, provided the changes do not create a problem.

10. APPROVALS. Except as otherwise specified herein, to the extent any approval is required of Landlord hereunder, such approval shall not be unreasonably withheld or conditioned. Unless otherwise specified herein, any response to a submittal shall be in writing and the time for any approval, disapproval or comments with respect to any submittal shall be five (5) business days from the date of such submittal, and if written disapproval of such submittal is not delivered to Tenant within the specified time period, such submittal shall be deemed approved. If Landlord approves any item shown on any submittal, Landlord my not thereafter disapprove such item in connection with a later submittal. If Landlord disapproves any submittal, Landlord shall accompany such disapproval with a written statement detailing the Landlord’s specific objections to such submittal. Tenant may re-submit any plans or drawings following a rejection by Landlord of same.

11. DELIVERY OF PREMISES TO TENANT AND CONDITION OF PREMISES. Landlord shall deliver possession of the Premises to Tenant in accordance with the terms of the Lease.

12. POWER UPGRADE. Tenant shall be solely responsible for upgrading power in the Premises to its required specifications.

13. NO LANDLORD LIABILITY. Unless caused by or resulting from the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Landlord shall not be liable for any loss, cost, damage or expense incurred or claimed by Tenant or any other person or party on account of the construction or installation of any work by tenant (“Tenant’s Work”) or any other person or party on account of the construction or installation of Tenant’s Work or any other improvements to the Building made by Tenant. Tenant hereby acknowledges and agrees that the compliance of Tenant’s Work made to the Premises by Tenant and any plans therefore, will comply with all applicable governmental laws, codes and regulations shall be solely Tenant’s responsibility. Landlord assumes no liability or responsibility resulting from the failure of the Tenant to comply with all applicable governmental laws, codes and regulations or for any defect in any of the Tenant’s Work to the Premises made by Tenant. Tenant further agrees to indemnify, defend and hold harmless Landlord from any loss, cost, damage or expense incurred, claimed, asserted or arising in connection with any of the Tenant Improvements, Tenant’s Work or other Alterations unless caused by or resulting from the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

TENANT:		LANDLORD:

PHAGE BIOTECHNOLOGY CORPORATION a Delaware corporation		CANTA RANA RANCH, L.P., a California limited partnership

By:	/s/ Mickael A. Flaa	By:	COLLINS LAND COMPANY, LLC, a California limited liability company
Title:	Chief Financial Officer

By:		By:	/s/ Chris Collins

Title:		Title:	Member

By:

Title:

EXHIBIT “E”

STANDARD LEASE GUARANTY

Landlord:	CANTA RANA RANCH, L.P., a California limited partnership

Tenant:	PHAGE BIOTECHNOLOGY CORPORATION, a Delaware corporation

Guarantor:	CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation

Lease Title:	Standard Industrial Net Lease - dated March 15, 2006,by and between Canta Rana Ranch, L.P., a California limited partnership, as landlord, and Phage Biotechnology Corporation., a Delaware corporation, as tenant

General Description of Premises: 6868 Nancy Ridge Drive, Suite 100, San Diego, California 92121, as more particularly described in the Lease.

This STANDARD LEASE GUARANTY (“Guaranty” ) is entered into by the above-named Guarantor concerning the Lease described above by and between the above-named Landlord and Tenant covering the Premises.

GUARANTOR HEREBY AGREES AS FOLLOWS:

1. Guarantor hereby unconditionally guarantees the full performance of each and every obligation of Tenant under the Lease.

2. This Guaranty shall continue notwithstanding any modification or extension of the Lease. No assignment, subletting or other transfer of Tenant’s interest in all or any portion of the Lease shall affect or release this Guaranty or Guarantor’s liability hereunder without the express written consent of Landlord.

3. This Guaranty shall continue notwithstanding any bankruptcy, reorganization or insolvency of Tenant.

4. If Tenant is in default under the Lease, following the notice and cure periods provided in the Lease, Landlord, at its option, may proceed directly against Guarantor or Tenant or both. Landlord shall provide Guarantor with copies of all notices to be provided by Landlord to Tenant under the Lease, contemporaneously with the delivery of such notices to Tenant, however the failure to provide copies of any such notices to Guarantor shall not affect the effectiveness of such notices provided to Tenant. This Guaranty shall not be affected or released by Landlord’s failure or delay in enforcing any of its rights under the Lease or this Guaranty.

5. Guarantor agrees to pay all costs and other expenses, including all reasonable attorneys’ fees and costs, incurred by Landlord in enforcing or attempting to enforce this Guaranty or the obligations guaranteed hereby.

6. Guarantor waives the right to require Landlord: (a) to proceed against Tenant; (b) to proceed against or exhaust any security that Landlord holds from Tenant; or (c) to pursue any other remedy in Landlord’s power. Guarantor expressly waives the provisions of California Civil Code Section 2845. Guarantor waives any defenses based on any disability of Tenant or on the termination of Tenant’s liability. Until all of Tenant’s obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Guarantor waives its right to enforce any remedy that Landlord may now or hereafter have against Tenant. Guarantor waives any right to participate in any security now or hereafter held by Landlord.

7. Guarantor waives: (a) notice of acceptance of this Guaranty; (b) presentments, demands for performance, notices of default or nonperformance, protests, notices of protest, and notices of dishonor; (c) notice of the existence, creation or incurring of new or additional obligations regarding the Lease and guaranteed hereby; (d) notice of modification, extension or assignment of the Lease; and (e) the pleading or benefit of any statute of limitations.

8. Guarantor waives: (a) the defense of any statute of limitations affecting the liability of Guarantor hereunder, the liability of Tenant, any assignee of the Tenant’s interest in the Lease or any guarantor under the Lease, or the enforcement hereof, to the extent permitted by law; (b) any defense arising by reason of any invalidity or unenforceability of all or any portion of the Lease or any disability of Tenant, any assignee of the Tenant’s interest in the Lease or any guarantor or of any manner in which Landlord has exercised its rights and remedies under the Lease, or by any cessation from any cause whatsoever of the liability of Tenant, any assignee of the Tenant’s interest in the Lease or any guarantor; (c) without limiting the generality of the foregoing or any other provision hereof, any rights and benefits which might otherwise be available to

Guarantor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433, or any successor sections.

9. Guarantor has a financial interest in Tenant and is willing to execute this Guaranty as a material inducement to Landlord to enter into the Lease, and acknowledges and agrees that Landlord would not enter into the Lease absent the execution of this Guaranty. Guarantor’s obligations hereunder are independent of Tenant’s obligations. If Guarantor is more than one person, each such person’s obligations hereunder are joint and several, and Landlord may proceed against any one Guarantor without proceeding against any other Guarantor. This Guaranty shall be binding upon and inure to the benefit of the respective successors and assigns of Guarantor and Landlord. This Guaranty may be assigned in whole or in part by Landlord without notice to Guarantor. Uses in the Lease, or in any addendum, amendment or other document related thereto, of the terms “lessor” or “lessee” to refer to a party to the Lease shall be deemed to be references to Landlord and Tenant, respectively.

10. Guarantor’s obligations hereunder shall not be affected by any failure on the part of Landlord to inform Guarantor concerning the financial condition of Tenant or any assignee of the Tenant’s interest in the Lease or notify Guarantor of any adverse change in the financial condition of Tenant or any assignee of the Tenant’s interest in the Lease of which Landlord becomes aware. Guarantor assumes the obligation to make such inquiries with respect to such financial condition as Guarantor deems necessary or prudent in the circumstances.

11. The obligations of Guarantor under this Lease Guaranty shall continue in full force and effect so long as the Lease remains in effect and Tenant or any assignee of the Tenant’s interest in the Lease occupies any portion of the Premises.

12. Notwithstanding anything to the contrary herein, Guarantor will have the option to terminate this Lease Guaranty upon Tenant submitting to Landlord and Guarantor a bank statement and a company prepared financial statement showing at least Five Million Dollars ($5,000,000.00) cash. To exercise its option to terminate the Lease Guaranty, Guarantor shall then provide written notice to Landlord of the termination of the Lease Guaranty. The obligations of Guarantor under this Lease Guaranty shall remain in full force and effect until the termination of this Lease Guaranty.

EXECUTED by Guarantor as of March 15, 2006.

GUARANTOR:

CARDIOVASCULAR BIOTHERAPEUTICS, INC.
a Delaware Corporation		ADDRESS:

By:	/s/ Mickael A. Flaa	101 Academy Ste 120
Its:	Chief Financial Officer	Irvine, CA 92617

By:
Its:

EIN	33-0795984

EXHIBIT “F”

ESTIMATE OF ADDITIONAL RENT

The Additional Rent for 2006 is estimated as follows:

Operating Costs	.1616 RSF
Real Property Tax	.1511 RSF
Insurance	.0475 RSF

The Additional Rent described herein is based upon Landlord’s reasonable estimate of the future Operating Costs, Real Property Tax and Insurance for the Center. These calculations are not exact and should be taken as an approximate of what Landlord reasonably estimates what future costs for the Center may be in 2006.

EXHIBIT “G”

APPROVED FORM OF LETTER OF CREDIT

At the request and for the account of [Name of Tenant] (“Applicant”), we hereby establish our Irrevocable Letter of Credit for the benefit of [Name of Landlord] (“Beneficiary”), in the aggregate amount of [Words] Dollars ($            ).

Funds under this Letter of Credit may be drawn down by Beneficiary, upon presentation of the following at the office of the undersigned located at                     , California, or any successor location which is the main office of the undersigned in San Diego County, California:

(1)	The original of this Letter of Credit;

(2)	A written statement signed by an authorized officer, general partner or other party or parties authorized to execute documents on behalf of Beneficiary under the terms of its governing documents, certifying either (a) that Beneficiary is entitled to draw on this Letter of Credit pursuant to that Standard Industrial Net Lease between Beneficiary and Applicant for premises located at [address], as the same may be amended from time to time, or (b) that Beneficiary has received written notice from the undersigned that this Letter of Credit will not be renewed and Applicant has failed to deliver a replacement letter of credit within thirty (30) days prior to such expiration date; and

(3)	A sight draft executed and endorsed by an authorized officer, general partner or other party or parties authorized to execute documents on behalf of Beneficiary under the terms of its governing documents.

Partial and multiple drawings are permitted under this Letter of Credit.

This Letter of Credit is transferable in its entire undrawn balance to a successor beneficiary upon presentation by Beneficiary of the original of this Letter of Credit and a written request for transfer executed by Beneficiary.

Partial draws are permitted. The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on             . Notwithstanding such expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed, without written amendment, for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested at the following address or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed. Address for notice of non-renewal:

[Name of Landlord]

c/o Asset Management Group

11750 Sorrento Valley Road, Suite 209

San Diego, CA 92121

Attention: President

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (UCP 500), and is otherwise governed by the law of the State of California.